    EXHIBIT 10.23.1*
FIRST AMENDMENT TO CREDIT AGREEMENT
This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), is entered into as of March 20, 2024, by and among UNITED WHOLESALE MORTGAGE, LLC, a Michigan limited liability company, as borrower (the “Borrower”), the financial institutions that are parties hereto as lenders (each such financial institution, a “Lender” and collectively, the “Lenders”) and GOLDMAN SACHS BANK USA (“GS Bank”), as administrative agent (the “Administrative Agent”).
WHEREAS, the Borrower has entered into that certain Credit Agreement, dated as of March 20, 2023, by and among the Borrower, the Administrative Agent and Goldman Sachs Bank USA, as the initial Lender (the “Credit Agreement”);
WHEREAS, the Borrower has requested that the Administrative Agent and the sole Lender agree to amend the Credit Agreement to extend the maturity thereof (the Credit Agreement, as amended by this Amendment, being referred to herein as the “Amended Credit Agreement”); and
WHEREAS, subject to the terms and conditions set forth in this Amendment, the Administrative Agent and the Lender are willing to so amend the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

1.Definitions and Construction. Unless otherwise defined or provided herein, capitalized terms used herein have the respective meanings attributed thereto in, or by reference in, the Credit Agreement. The rules of construction in Article I of the Credit Agreement shall apply mutatis mutandis to this Amendment.
2.Amendment to the Credit Agreement. Upon satisfaction of the conditions set forth in Section 4 hereof, the parties hereto hereby agree that the Credit Agreement is amended in its entirety to read as set forth on Exhibit A hereto.
3.Conditions to Effectiveness. This Amendment shall be effective as of the date first above written upon the Administrative Agent’s receipt of each of the following on or prior to the date of this Amendment:
(a)Transaction Documents. Counterparts of this Amendment and amended and restated Fee Letters (the “Amended and Restated Fee Letters”) executed by parties thereto.
(b)Agency Consent. Evidence, satisfactory in form and substance to the Administrative Agent that the Borrower has provided all notices required by Ginnie Mae and the Acknowledgement Agreement for the Borrower’s execution and delivery of this Amendment and performance of the Amended Credit Agreement.
(c)Opinion Letter. Legal opinions of counsel to the Borrower in form and substance satisfactory to Administrative Agent and its counsel.

* Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

(d)Fees. Receipt of payment in full of all fees and expenses which are due and payable to the Administrative Agent or a Lender on or before such date.
4.Certain Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and each Lender as of the date hereof, as follows:
(a)Authorization. It has the power and authority to execute and deliver this Amendment and perform its obligations under the Amended Credit Agreement and the Amended and Restated Fee Letters. It has taken all necessary action to authorize its execution and delivery of this Amendment and performance of the Amended Credit Agreement and the Amended and Restated Fee Letters.
(b)Consents. No consent, approval or authorization of, or declaration or filing with, any governmental authority, and no consent of any other Person, is required in connection with its execution and delivery of this Amendment and performance of the Amended Credit Agreement the Amended and Restated Fee Letters except for those already obtained.
(c)Execution, No Conflict. This Amendment and each of the Amended and Restated Fee Letters has been duly executed and delivered by it and the Amended Credit Agreement and the Amended and Restated Fee Letters constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding in equity or at law). Its execution and delivery of the Amendment and the Amended and Restated Fee Letters or performance of the Amended Credit Agreement and the Amended and Restated Fee Letters does not conflict with, or constitute a violation or breach of, or constitute a default under, the terms of (i) any material contract, mortgage, lease, agreement or instrument to which it is a party or which is binding upon it, (ii) any law or regulation or order or decree of any court applicable to it in any material respect or (iii) the organizational documents of it.
(d)No Defaults. As of the date hereof and after giving effect to this Amendment and the Amended and Restated Fee Letters, no Potential Event of Default or Event of Default has occurred and is continuing.
(e)Representations and Warranties. The representations and warranties made by the Borrower in the Credit Agreement and each of the other Transaction Documents are true and correct as of the date hereof (except to the extent (x) such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and (y) any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects).
(f)Organizational Documents, Resolutions, etc. There have been no amendments, supplements, or modifications to any of the articles of organization or operating agreement of the
    2

Borrower previously delivered to the Administrative Agent on March 20, 2023 or the Singing Authority Policy dated as of February 13, 2023 and delivered to the Administrative Agent on March 20, 2024.

5.Reference to, and Effect on, the Credit Agreement and the Transaction Documents.
(a)This Amendment constitutes a Transaction Document for all purposes of, or in connection with, the Credit Agreement and the other Transaction Documents.
(b)Except as expressly set forth herein, all of the terms, conditions and covenants of the Credit Agreement and the other Transaction Documents are hereby ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect in accordance with its terms.
(c)On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “this Credit Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement, and each reference in each of the other Transaction Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.
(d)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of or amendment to, any right, power or remedy of the Administrative Agent under, nor constitute a waiver of or amendment to, any other provision of, the Amended Credit Agreement or any other Transaction Document.
(e)The relationship of Administrative Agent and the Lender, on the one hand, and the Borrower, on the other hand, has been and shall continue to be, at all times, that of creditor and debtor and not as joint venturers or partners. Nothing contained in this Amendment, any instrument, document or agreement delivered in connection herewith or in the Credit Agreement or any of the other Transaction Documents shall be deemed or construed to create a fiduciary relationship between or among the parties.
6.No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or any other Transaction Document or an accord and satisfaction in regard thereto and the Borrower reaffirms that the existing security interest created by the Credit Agreement and each other Transaction Document is and remains in full force and effect.
7.Miscellaneous. The provisions of Section 9.9 (Governing Law), Section 9.10 (Jurisdiction) and Section 9.11 (Waiver of Jury Trial) of the Credit Agreement are incorporated into this Amendment as if fully set forth herein, mutatis mutandis.
8.Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.
9.Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
    3

10.Section Headings. All section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of this Amendment.
11.General. This Amendment shall be binding on and shall inure to the benefit of the Borrower, the Administrative Agent, the Lenders and their respective successors and permitted assigns under the Transaction Documents.
12.Execution. This Amendment may be executed in any number of counterparts and by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Amendment.
(Signature page follows)
    4

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Credit Agreement be executed by their respective officers thereunto duly authorized, as of the date first above written.
UNITED WHOLESALE MORTGAGE, LLC, as Borrower

By: /s/ Andrew Hubacker
Name: Andrew Hubacker
Title: Chief Financial Officer

GOLDMAN SACHS BANK USA, as Administrative Agent

By: /s/ Joseph Grathwohl
Name: Joseph Grathwohl
Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By: /s/ Joseph Grathwohl
Name: Joseph Grathwohl
Title: Authorized Signatory

EXHIBIT A

CREDIT AGREEMENT
among
UNITED WHOLESALE MORTGAGE, LLC
as Borrower,
GOLDMAN SACHS BANK USA,
as Administrative Agent for the financial institutions
that may from time to time become parties hereto as Lenders,
and
LENDERS
from time to time party hereto

dated as of March 20, 2023

    TABLE OF CONTENTS
    (Cont'd.)

        Page

    TABLE OF CONTENTS
    (Cont'd.)

        Page

SCHEDULES
Schedule I        Valuation Agents
Schedule 4.1(c)         Ownership Structure of the Borrower and its Subsidiaries
Schedule 4.1(q)        Indebtedness of the Borrower
Schedule 9.3        Notice Addresses

EXHIBITS
EXHIBIT A    --    Form of Notice of Borrowing
EXHIBIT B    --    Form of Loan Note
EXHIBIT C    --    Form Assignment and Assumption
EXHIBIT D    --    Allocations
EXHIBIT E    --    Form of Notice of Prepayment
EXHIBIT F    --    Form of Servicer Acknowledgment Agreement

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of March 20, 2023, by and among United Wholesale Mortgage, LLC, a Michigan limited liability company, as borrower (the “Borrower”), the financial institutions that may from time to time become parties hereto, as lenders, and Goldman Sachs Bank USA (“GS Bank”), as administrative agent (the “Administrative Agent”).
RECITALS
WHEREAS, the Borrower currently holds and in the future will hold, certain Ginnie Mae MSRs (as defined below);
WHEREAS, the Borrower has requested that the Lenders provide financing for the Ginnie Mae MSRs held by the Borrower; and
WHEREAS, the Lenders are willing to provide financing upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
ARTICLE I

CERTAIN DEFINITIONS
Section 1.1Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth below:
“1940 Act” shall mean the Investment Company Act of 1940, as amended.
“Accepted Servicing Practices” shall mean with respect to any Ginnie Mae Mortgage Loan, as of the time of reference, (a) the terms of the applicable mortgage note, mortgage and related mortgage loan documents, (b), the Ginnie Mae Servicing Contract, and those practices required by Ginnie Mae, including the Ginnie Mae Agency Guide; (c) any Applicable Laws; (d) all applicable contractual obligations relating to the servicing of the Ginnie Mae Mortgage Loan, including the applicable requirements of any insurer; and (e) to the extent not inconsistent with the customary and usual standards of mortgage servicing practices of prudent mortgage loan servicers which service mortgage loans of the same type as such Ginnie Mae Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, without regard to any relationship which the applicable servicer or any of its Affiliates may have with the related borrower or an Affiliate thereof or to the applicable servicer’s right to receive compensation for its services.

“Account Bank” shall mean JPMorgan Chase Bank, N.A., or any replacement financial institution reasonably acceptable to the Administrative Agent.
“Account Control Agreement” shall mean a Blocked Account Control Agreement (“Shifting Control”), by and among the Borrower, the Account Bank and the Administrative Agent, pursuant to which the Administrative Agent shall be granted “control” (as defined in Section 9-104 of the UCC), in form and substance reasonably acceptable to the Administrative Agent.
“Acknowledgment Agreement” shall mean the Acknowledgment Agreement by and among Ginnie Mae, the Borrower and the Administrative Agent, pursuant to which Ginnie Mae acknowledges the terms of this Agreement, and the security interest in Ginnie Mae MSRs being pledged hereunder.
“Additional Principal Amortization Amount” shall mean an amount due and payable on each Additional Principal Amortization Date equal to the quotient of (a) the Aggregate Outstandings on the Availability Period End Date divided by (b) 12.
“Additional Principal Amortization Date” shall mean the Monthly Payment Date occurring in the calendar month in which the Availability Period End Date occurs, and each Monthly Payment Date thereafter.
“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.
“Administrative Agent Fee Letter” shall mean that certain side letter, dated as of the March 20, 2024, by and between the Borrower and the Administrative Agent, with respect to certain pricing terms of the facility established hereby.
“Administrative Agent MSR Value” shall mean, as of any date of determination, the product of (a) the Ginnie Mae Advance Rate, (b) the Administrative Agent Market Value Percentage, and (c) the aggregate unpaid principal balance of the Ginnie Mae Mortgage Loans. For the avoidance of doubt, the Administrative Agent MSR Value for any Ginnie Mae SDQ Loans shall be zero.
“Administrative Agent Market Value Percentage” shall mean, with respect to any Ginnie Mae MSR as of any date of determination, the percentage to be applied to the unpaid principal balance of the applicable Ginnie Mae Mortgage Loans to arrive at the fair market value of such Ginnie Mae MSR, as most recently determined by the Administrative Agent pursuant to Section 2.6 as determined by the Administrative Agent in its sole discretion.
“Administrative Agent’s Account” shall mean the Administrative Agent’s bank account, described on Schedule I to the Agency Fee Letter, designated by the Administrative Agent from time to time by written notice to the Borrower.

“Advance” shall have the meaning set forth in Section 2.2(a).
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Party” shall have the meaning set forth in Section 2.11(b).
“Affiliate” shall mean, with respect to a Person, any other Person that (a) directly or indirectly through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with such Person or (b) is an officer or director of such Person; provided that Ginnie Mae shall be specifically excluded as an Affiliate of any Lender. Solely for purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agency Approvals” shall have the meaning set forth in Section 5.1(k).
“Agency Fee Letter” shall mean that certain Amended and Restated Agency Fee Letter, dated as of March 20, 2024, among the Borrower, the Administrative Agent and the initial Lender, with respect to the Financial Covenants and certain pricing terms of the facility created hereby.
“Agency Release” shall mean a form of release as may be requested by the Ginnie Mae, in connection with any release of Ginnie Mae MSRs by the Administrative Agent.
“Aggregate Facility Limit” shall mean $500,000,000.
“Aggregate Outstandings” shall mean the aggregate outstanding principal amount of the Advances.
“Agreement” shall have the meaning set forth in the introductory paragraph hereof.
“Alternative Rate” shall mean, for any day, a rate per annum equal to higher of (a) the Prime Rate or (b) the sum of the Federal Funds Effective Rate plus [***]. Any change in the Alternative Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as applicable. For the avoidance of doubt, if the Alternative Rate as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.
“Ancillary Income” shall mean all income derived from a Ginnie Mae Mortgage Loan, other than payments or collections in respect of principal, interest, escrow payments and prepayment penalties and to which the Borrower, as the servicer of the Ginnie Mae Mortgage Loan, is entitled to in accordance with the Ginnie Mae Requirements.
“Applicable Law” shall mean, with respect to any Person all laws of any Governmental Authority applicable to such Person, including laws relating to consumer lending and protection and any ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules and regulations of any federal, regional, state, county, municipal or other Governmental Authority.
“Applicable Percentage” shall mean, for any Lender at any time, the percentage equivalent of, (a) the amount of such Lender’s Advances then outstanding divided by (b) the Aggregate Outstandings at such time.
“Approved Subservicer” shall mean Cenlar FSB, Nationstar Mortgage LLC, d/b/a Mr. Cooper and any other subservicer approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).
“Approved Subservicing Agreement” shall mean the Cenlar Subservicing Agreement, the Nationstar Subservicing Agreement and/or any other Subservicing Agreement approved in writing by the Administrative Agent with an Approved Subservicer, as the context may require.
“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.8), and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Accrual Period pursuant to this Agreement as of such date.
“Availability Period” shall mean the period from the Closing Date until the Availability Period End Date.
“Availability Period End Date” shall mean the earlier of (a) the Maturity Date and (b) March 20, 2026.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA

Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Servicing Fee” shall mean, with respect to the Portfolio and each Collection Period, an amount equal to the product of (a) the aggregate outstanding principal balance of the Ginnie Mae Mortgage Loans included in such Portfolio as of the first day of such Collection Period multiplied by (b) [***] of the Base Servicing Fee Rate; provided, however, that (i) with respect to the Portfolio, if the initial Collection Period is less than a full month, such fee for each such Ginnie Mae Mortgage Loan shall be an amount equal to the product of the fee otherwise described above multiplied by a fraction, the numerator of which is the number of days in such initial Collection Period and the denominator of which is 30; or (ii) if any Ginnie Mae Mortgage Loan ceases to be part of such Portfolio during such Collection Period as a result of a termination of the Borrower’s duties as servicer under the Ginnie Mae Servicing Contract, the portion of such amount that is attributable to such Ginnie Mae Mortgage Loan shall be adjusted to an amount equal to the product of the fee otherwise described above multiplied by a fraction, the numerator of which is the number of days in such Collection Period during which such Ginnie Mae Mortgage Loan was included in such Portfolio and denominator of which is 30.
“Base Servicing Fee Rate” shall mean [***] per annum.
“Bankruptcy Code” shall mean the U.S. Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.
“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, then, “Benchmark” shall mean the applicable Benchmark Replacement for all purposes hereunder in respect of such determination to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.11(d); provided further that if the Benchmark as determined would be less than the Floor for any calculation period under this Agreement, the Benchmark will be the Floor for such period.
“Benchmark Replacement” shall mean, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, for each applicable Interest Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day” or “Interest Accrual Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark announcing that such administrator has ceased or will cease to provide such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator of such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark announcing that such Benchmark is no longer representative.
“Benchmark Unavailability Period” shall mean (a) if a Benchmark Transition Event has not occurred, unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark in accordance with Section 2.11(d), each (if any) Interest Accrual Period for which, Administrative Agent determines (which determination shall be conclusive and binding on the Borrower) that, other than as a result of a Benchmark Transition Event, reasonable and adequate means do not exist for ascertaining the then-current Benchmark for an applicable Interest Accrual Period, (b) if a Benchmark Transition Event has occurred, the period (if any) (i) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.11(d) and (ii) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark hereunder in accordance with Section 2.11(d).
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrower’s Account” shall mean (a) the Borrower’s bank account, described on Schedule I of the Agency Fee Letter, for the account of the Borrower or (b) such other account as may be designated by the Borrower from time to time by at least ten (10) Business Days’ prior written notice to the Administrative Agent and the Lenders, so long as such other account is acceptable to the Administrative Agent in its sole and absolute discretion.
“Borrowing Base” shall mean, as of any date of determination, with respect to Ginnie Mae MSRs that are Eligible MSR Collateral:
(a) the Administrative Agent MSR Value thereof or
(b) if a Borrowing Base Dispute has been initiated and the Valuation Agent MSR Value has been determined pursuant to Section 2.6(c), the “Borrowing Base” shall mean the lesser of (i) the Valuation Agent MSR Value thereof, and (ii) the Borrowing Base Cap Ginnie Amount thereof.
“Borrowing Base Cap Ginnie Amount” shall mean the product of (a) the most recently determined Administrative Agent Market Value Percentage, (b) the aggregate unpaid principal balance of the Ginnie Mae Mortgage Loans, and (c) the Ginnie Mae Advance Rate Cap.
“Borrowing Base Certificate” shall mean the certificate in the form of Exhibit A attached to each Notice of Borrowing.
“Borrowing Base Deficiency” shall exist with respect to the Borrowing Base on any date on which:
(a) if no Borrowing Base Dispute has been initiated and is outstanding, the Aggregate Outstandings exceed the Borrowing Base by [***] or more, or
(b)    if a Borrowing Base Dispute has been initiated but the Valuation Agent MSR Value has not yet been determined pursuant to Section 2.6(c), the Aggregate Outstandings exceed the Borrowing Base Cap Ginnie Amount, or
(c)    if a Borrowing Base Dispute has been initiated, the Valuation Agent MSR Value has been determined pursuant to Section 2.6(c), and the Borrowing Base is being calculated pursuant to clause (b) of the definition thereof, the Aggregate Outstandings exceed the lesser of (i) the Borrowing Base by 5.0% or more and (ii) the Borrowing Base Cap Ginnie Amount, or
(d) there exists a Minimum Haircut Trigger Event.

“Borrowing Base Deficiency Notice” shall have the meaning set forth in Section 2.6(b).
“Borrowing Base Dispute” shall have the meaning set forth in Section 2.6(c).
“Borrowing Base Required Payment” shall mean, on any date, an amount equal to the greater of an amount necessary to (i) cause the Aggregate Outstandings to equal the Borrowing Base, or (ii) eliminate any existing Minimum Haircut Trigger Event.
“Borrowing Date” shall mean, with respect to any Advance, the date of the making of such Advance, which date shall in any case be a Business Day.
“Business Day” shall mean any day excluding Saturday, Sunday, any day which is a legal holiday under the laws of the State of New York or the State of Michigan, any day on which banking institutions located in any such state are authorized or required by law or other governmental action to close, and any day on which the New York Stock Exchange or the Federal Reserve Bank of New York is authorized or obligated by law or executive order to be closed.
“Capital Stock” shall mean, with respect to any Person, all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) or any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity unless and until actually converted or exchanged.
“Capitalized Lease Obligation” shall mean, for any Person, the amount of Indebtedness under a lease of property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.
“Cenlar” shall mean Cenlar FSB.
“Cenlar Subservicing Agreement” means the Subservicing Agreement, dated as of July 29, 2013, between the Borrower and Cenlar.
“Change in Law” shall mean the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any Law, (b) any change in Law or in the administration, interpretation, application or implementation thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement or (d) compliance by any Affected Party, by any lending office of such Affected Party or by such Affected Party’s holding company, if any, with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Basel III: A global regulatory framework for more resilient banks and banking systems prepared by the Basel Committee on Banking Supervision, and all national implementations thereof and (iii) all requests, rules, guidelines and directives under either of the foregoing or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date implemented, enacted, adopted or issued.
“Change of Control” shall mean the occurrence of
(a)any transaction or event as a result of which any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the beneficial owner directly or indirectly, of 50% or more of the total voting power of UWM Holdings Corporation, and thereafter, the Permitted Holders are the beneficial owners, directly or indirectly, of less than 50.1% of the total voting power of the UWM Holdings Corporation; or
(b)any transaction or event as a result of which UWM Holdings Corporation ceases to serve as the manager, directly or indirectly, of the Borrower.
For the purposes of this definition, “beneficially own” shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
“Closing Date” shall mean March 20, 2023.
“Collateral” shall have the meaning set forth in Section 2.15.
“Collection Account” shall have the meaning set forth in Section 8.1(a).
“Collection Period” shall mean, with respect to a Monthly Payment Date, the calendar month preceding the month in which such Monthly Payment Date occurs; provided that with respect to the first Monthly Payment Date, the Collection Period shall be the period from and including the Closing Date to the end of the calendar month preceding such Monthly Payment Date.
“Collections” shall mean, with respect to any Ginnie Mae MSRs with respect to a Collection Period, any Servicing Income (less any amounts payable to the applicable Approved Subservicer with respect to the related Ginnie Mae Mortgage Loans pursuant to an Approved Subservicing Agreement) that the Borrower as servicer is entitled to receive free and clear of all Ginnie Mae rights and other restrictions on transfer under the Ginnie Mae guidelines, pursuant to the Ginnie Mae Servicing Contract during such Collection Period.
“Compliance Certificate” shall mean a Compliance Certificate substantially in the form of Exhibit A to the Agency Fee Letter.

“Confidential Information” shall have the meaning set forth in Section 9.16.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding Business Day adjustment) as such Available Tenor.
“Cost of Funds” shall mean, with respect to any Monthly Period, the amount of interest accrued during such Monthly Period on the Advances at the Cost of Funds Rate.
“Cost of Funds Rate” shall mean the sum of (a) either the applicable Benchmark or, during a Benchmark Unavailability Period, the Alternative Rate and (b) the Ginnie Mae Margin Rate. For ease of administration, the Administrative Agent shall be permitted to calculate the “Cost of Funds Rate” as a weighted average that reflects the composition of the Borrowing Base for each day during each Monthly Period.
“Covered Entity” shall mean any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Derivatives Contract” shall mean any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, futures contract, forward commodity contract, mortgage-related forward pools contracts, including derivatives or “TBA’s”, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.
“Disposition” and “Disposed” mean, with respect to any Person, any sale, relinquishment or other whole or partial conveyance of all or any portion of such Person’s property, or any direct or indirect interest therein to a third party, including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.
“Distributable Amounts” shall mean, with respect to each Monthly Payment Date, (i) all Fees, costs, expenses, reimbursements and indemnification amounts required to be paid to the Administrative Agent and the Lenders pursuant to the terms of the Transaction Documents; (ii) the Servicing Diligence Agent Fees with respect to such Monthly Payment Date and all costs, expenses, reimbursements and indemnification amounts of the Servicing Diligence Agent; (iii) the Interest Distribution Amount with respect to such Monthly Payment Date; (iv) to the extent a Borrowing Base Deficiency exists as of such Monthly Payment Date, the Borrowing Base Required Payment; (v) with respect to each Monthly Payment Date occurring after the Availability Period End Date, the Additional Principal Amortization Amounts due and payable on such Monthly Payment Date; and (vi) all amounts that are then due and payable pursuant to Section 2.11.
“Division” has the meaning specified in Section 18-217 of the Delaware Limited Liability Company Act. “Divide” has the correlative meaning.
“Dollar” and the symbol “$” shall mean the lawful currency of the United States.
“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible MSR Collateral” shall mean, as of any date of determination, any Ginnie Mae MSRs that satisfies each of the following criteria:

(a)    for which the Borrower is acting in the capacity of servicer under the Ginnie Mae Servicing Contract, which Ginnie Mae Servicing Contract (i) is in full force and effect, and (ii) with respect to which the Borrower is not in default thereunder;
(b)    which complies with all Applicable Laws;
(c)    which is genuine and constitutes a legal, valid, binding and irrevocable payment obligation, enforceable in accordance with the terms of the Ginnie Mae Servicing Contract, under which it has arisen, subject to no offsets, counterclaims or defenses;
(d)    which provides for payment in Dollars;
(e)    which was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Ginnie Mae MSRs, the Ginnie Mae Servicing Contract or the financing thereof contemplated hereby unlawful, invalid or unenforceable; and is not subject to any legal limitation on transfer;
(f)    which is owned solely by the Borrower, subject to the Ginnie Mae Servicing Contract, and is free and clear of all Liens other than Permitted Liens and has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person;
(g)    which is not an obligation of the United States of America, any State or any agency or instrumentality or political subdivision thereof (other than Ginnie Mae);
(h)    in respect of which the information set forth in the Schedule of Eligible MSR Collateral and the Ginnie Mae Servicing Contract is true and correct in all material respects;
(i)    in respect of which, each of the representations and warranties set forth on Section 4.1(aa) are true and correct in all material respects;
(j)    such Ginnie Mae MSR constitutes a “general intangible” as defined in the UCC and is not evidenced by an “instrument” or “security” as defined in the UCC as so in effect;
(k)    the Borrower has all required licenses and registrations necessary to own such Ginnie Mae MSR and to service the Ginnie Mae Mortgage Loan (including to collect amounts owing with respect thereto) in the jurisdiction where the Mortgaged Property is located;
(l)    the Acknowledgment Agreement has been executed by the parties and has not expired pursuant to its terms and the pledge of such Ginnie Mae MSRs is permitted pursuant to the terms of the Acknowledgment Agreement; and

(m)     the related Ginnie Mae Mortgage Loans are being subserviced by an Approved Subservicer with whom a Servicer Acknowledgment Agreement is in full force and effect.
“Environmental Claim” shall mean any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; or (b) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” shall mean any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) environmental matters; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of their Subsidiaries or any Mortgaged Property.
“Equity Interests” shall mean all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Closing Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA), which together with the Borrower is a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.
“ERISA Event” shall mean (a) that a Reportable Event has occurred with respect to any Single-Employer Plan; (b) the institution of any steps by the Borrower or any ERISA Affiliate, the Pension Benefit Guaranty Corporation or any other Person to terminate any Single-Employer Plan or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Single-Employer Plan; (c) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Multi-Employer Plan or written notification of the Borrower or any ERISA Affiliate concerning the imposition of withdrawal liability; (d) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code in connection with any Single-Employer Plan or Multi-Employer Plan; (e) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (f) with respect to a Single-Employer Plan, a failure to satisfy the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, whether or not waived; (g) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to a Single-Employer Plan; (h) a determination that a Single-Employer Plan is or is expected to be in “at-risk” status (within the meaning of Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); (i) the insolvency of a Multi-Employer Plan, written notification that a Multi-Employer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), or any failure by the Borrower or any ERISA Affiliate to make any required payment or contribution to a Multi-Employer Plan; or (j) the taking of any action by, or the threatening of the taking of any action by, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any of the foregoing.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 6.1.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any withholding Taxes imposed under FATCA.
“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreements entered into in connection with the implementation of such sections of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such sections of the Internal Revenue Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by Lender from three federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letters” shall mean the Agency Fee Letter and the Administrative Agent Fee Letter.
“Fees” shall mean the fees set forth in the Fee Letters.
“FHA” shall mean the Federal Housing Administration.
“Financial Covenants” shall mean those financial covenants set forth in Section 2 of the Agency Fee Letter.
“Floor” shall mean [***].
“Funding Base Deficiency” shall exist on any date on which the Aggregate Outstandings exceeds the Borrowing Base.
“Futures Account” shall mean an account, if any, opened in the name of Borrower under an agreement governing futures and options on futures transactions between Borrower GS&Co. for which an account control agreement shall be entered into by and among the Borrower, GS&Co. and the Administrative Agent, pursuant to which the Administrative Agent shall be granted control (as defined in Section 9-106(b) of the UCC) and the ability to direct GS&Co. with respect to permitted withdrawals from the Futures Account following an Event of Default hereunder.
“GAAP” shall mean generally accepted accounting principles in the United States as are in effect from time to time and applied on a consistent basis (except for changes in application in which the Borrower’s independent certified public accountants and the Administrative Agent reasonably agree) both as to classification of items and amounts.
“Ginnie Mae” shall mean the Government National Mortgage Association, its successors and assigns.
“Ginnie Mae Agency Guide” shall mean the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3, Rev. 1, as amended from time to time, and any related announcements, directives and correspondence issued by Ginnie Mae.
“Ginnie Mae Advance Rate” shall have the meaning set forth in the Agency Fee Letter.

“Ginnie Mae Advance Rate Cap” shall have the meaning set forth in the Agency Fee Letter.
“Ginnie Mae Contract” shall have the meaning set forth in Section 2.16.
“Ginnie Mae Margin Rate” shall have the meaning set forth in the Agency Fee Letter.
“Ginnie Mae Mortgage Loans” shall mean the mortgage loans underlying Ginnie Mae MSRs, which shall be identified as “Ginnie Mae Mortgage Loans” on the Schedule of Collateral.
“Ginnie Mae MSRs” shall mean mortgage servicing rights held by the Borrower with respect to Ginnie Mae Mortgage Loans that have been pooled for mortgage-backed securities guaranteed by Ginnie Mae, which mortgage servicing rights are pledged to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement and subject to the terms and conditions of the Acknowledgment Agreement. For the avoidance of doubt, the Ginnie Mae MSRs shall be identified on the Schedule of Eligible MSR Collateral or the Schedule of Ineligible MSR Collateral and updated no less frequently than monthly and delivered to the Administrative Agent as part of the Monthly Report.
“Ginnie Mae Requirements” shall mean the rights and interests of Ginnie Mae under the Ginnie Mae Servicing Contract, the Acknowledgment Agreement, or any other agreement between the Borrower and Ginnie Mae.
“Ginnie Mae SDQ Loans” shall mean mortgage loans for which the Borrower owns the Ginnie Mae servicing rights that are 90 days or more delinquent or in foreclosure.
“Ginnie Mae Servicing Contract” shall mean the Ginnie Mae Contract as defined in the Acknowledgment Agreement.
“GLB Act” has the meaning set forth in Section 9.16(b).
“Governmental Authority” shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
“Governmental Authorization” shall mean any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“GS&Co.” shall mean Goldman Sachs & Co. LLC.
“GS Bank” shall have the meaning set forth in the introductory paragraph hereof.

“Hazardous Materials” shall mean any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Authorization, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” shall mean any and all master securities forward transaction agreement(s) between the Borrower and GS&Co. or GS Bank, or any ISDA agreement entered into by the Borrower and GS&Co. or GS Bank on or after the date of this Agreement that the Borrower and the Administrative Agent agree in writing constitutes a replacement thereto.
“HUD” shall mean the United States Department of Housing and Urban Development or any successor thereto.
“Indebtedness” shall mean, as to any Person at any time, all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility; (d) reimbursement obligations under any letter of credit or Derivatives Contract (other than in connection with this Agreement); (e) obligations of such Person to pay the deferred purchase price of property or services; (f) Capitalized Lease Obligations; (g) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, and whether structured as a borrowing, sale and leaseback or a sale of assets for accounting purposes; (h) any Guarantee or endorsement of, or responsibility for, any Indebtedness of the types described in this definition; (i) liabilities secured by any Lien on property owned or acquired, whether or not such a liability shall have been assumed; (j) unvested pension obligations; and (k) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” shall have the meaning set forth in Section 9.5.
“Insolvency Event” shall mean, with respect to any Person:
(a)the commencement of: (i) a voluntary case by such Person under the Bankruptcy Code or (ii) the seeking of relief by such Person under other debtor relief Laws in any jurisdiction outside of the United States;
(b)the commencement of an involuntary case against such Person under the Bankruptcy Code (or other debtor relief Laws) and the petition is not controverted or dismissed within sixty (60) days after commencement of the case;
(c)a custodian (as defined in the Bankruptcy Code) (or equal term under any other debtor relief Law) is appointed for, or takes charge of, all or substantially all of the property of such Person;
(d)such Person commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (or any equal term under any other debtor relief Laws) (collectively, a “conservator”) of such Person or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;
(e)such Person is adjudicated by a court of competent jurisdiction to be insolvent or bankrupt;
(f)any order of relief or other order approving any such case or proceeding referred to in clauses (a) or (b) above is entered;
(g)such Person suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of sixty (60) days; or
(h)such Person makes a compromise, arrangement or assignment for the benefit of creditors or generally does not pay its debts as such debts become due.
“Interest Accrual Period” shall mean a period of three months.
“Interest Distribution Amount” shall mean an amount equal to (a) the Cost of Funds for the related Monthly Period, as such amount is reported to the Borrower by the Administrative Agent, and (b) any unpaid Interest Distribution Amounts from prior Monthly Payment Dates plus, to the extent permitted by law, interest thereon at the Cost of Funds Rate for the related Monthly Period.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986.
“Investment” shall mean (a) any direct or indirect purchase or other acquisition by the Borrower of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect loan, advance (other than mortgage loans in the ordinary course of business, warehouse loans secured by mortgage loans and related assets, advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (c) all investments consisting of any exchange traded or over the counter derivative transaction, including any Derivatives Contract, whether entered into for hedging or speculative purposes, and (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of any Person. The amount of any Investment of the type described in clauses (a), (b) and (d) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“IRS” shall mean the Internal Revenue Service of the United States of America.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, guideline, judgment, injunction, writ, decree or award of any Governmental Authority.
“Lender” shall mean each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto as a Lender pursuant to an Assignment and Assumption (and, for the avoidance of doubt, excluding any Person that ceases to be a Lender).
“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Loan Note” shall mean each Loan Note of the Borrower in the form of Exhibit B, payable to a Lender.
“Majority Lenders” shall mean, as of any date of determination, Lenders having Applicable Percentages of more than 50%.
“Margin Stock” shall have the meaning set forth in Regulation U.

“Material Adverse Change” shall mean the occurrence of an event or a change in circumstances that had or is reasonably likely to have a Material Adverse Effect.
“Material Adverse Effect” shall mean, any event or circumstance having a material adverse effect on any of the following: (a) the business, property, assets, operations or financial condition of the Borrower, (b) the ability of the Borrower to perform its obligations under the Transaction Documents or the Acknowledgment Agreement, (c) the validity or enforceability of this Agreement or any other Transaction Document or the Acknowledgment Agreement, or (d) the existence, perfection, priority or enforceability of the Administrative Agent’s security interest in any portion of the Collateral.
“Material Debt Facility” shall have the meaning set forth in Section 6.1(j).
“Maturity Date” shall mean earlier of (a) March 20, 2027 and (b) the date the Obligations are accelerated pursuant to the terms of this Agreement.
“Minimum Haircut Trigger Event” shall exist at any time that (a) the product of the most recently determined Administrative Agent Market Value Percentage and the aggregate unpaid principal balance of the Ginnie Mae Mortgage Loans; less (b) the Aggregate Outstandings, does not exceed (c) [***] of the aggregate unpaid principal balance of the Ginnie Mae Mortgage Loans (as reflected in the most recently delivered Monthly Report).
“Monthly Payment Date” shall mean (a) the 20th day of each calendar month or, if such 20th day is not a Business Day, the next succeeding Business Day, commencing April 20, 2023 and (b) the Maturity Date.
“Monthly Period” shall mean for each Monthly Payment Date, the calendar month preceding the month in which such Monthly Payment Date occurs; provided, however, that with respect to the first Monthly Payment Date, the Monthly Period shall be the period from and including the Closing Date to the end of the calendar month preceding such Monthly Payment Date.
“Monthly Report” shall have the meaning set forth in Section 5.1(s).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures and building equipment thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the related Ginnie Mae Mortgage Loan.
“Multi-Employer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates has contributed, or has been obligated to contribute.

“Nationally Recognized Accounting Firm” shall mean (a) Deloitte USA and any successors to any such firm and (b) any other public accounting firm designated by the Borrower and approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed.
“Nationstar” shall mean Nationstar Mortgage LLC, d/b/a Mr. Cooper.
“Nationstar Subservicing Agreement” shall mean the Subservicing Agreement, dated as of May 11, 2018, between the Borrower and Nationstar.
“NHA” shall mean the National Housing Act.
“Notice of Borrowing” shall have the meaning set forth in Section 2.4(a).
“Obligations” shall mean and include, with respect to the Borrower, all loans, advances, debts, liabilities, obligations, covenants and duties owing to the Administrative Agent, any Lender or any other Person by the Borrower of any kind or nature, present or future, arising under this Agreement, the Loan Notes or any of the other Transaction Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising. The term includes the principal amount of all Advances, together with interest, charges, expenses, fees and expenses chargeable to the Borrower pursuant to this Agreement or any other Transaction Document.
“Optional Prepayment” shall have the meaning set forth in Section 2.10.
“Optional Prepayment Amount” shall have the meaning set forth in Section 2.10.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Ginnie Mae MSRs or Transaction Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Paid in Full” and “Payment in Full” shall mean, with respect to any or all of the Obligations, that each of the following events has occurred, as applicable: (a) the payment or repayment in full in immediately available funds of (i) the principal amount of all outstanding

Advances, (ii) all accrued and unpaid interest, fees, premiums or other charges owing in respect of any Advance or otherwise under any Transaction Document, and (iii) all accrued and unpaid costs and expenses payable by the Borrower to the Administrative Agent or any Lender pursuant to any Transaction Document, whether or not demand has been made therefor, including all indemnification and reimbursement claims that have been asserted by any such Person prior to such time, (b) the payment or repayment in full in immediately available funds or all other outstanding Obligations other than unasserted contingent indemnification and contingent reimbursement obligations, (c) the termination in writing of this Agreement, and (d) upon the request of the Administrative Agent, receipt by the Administrative Agent of a release from the Borrower in favor of the Secured Parties in form and substance acceptable to Administrative Agent.
“Participant” shall have the meaning set forth in Section 9.8.
“Participant Register” shall have the meaning set forth in Section 9.8.
“Patriot Act” shall have the meaning set forth in Section 9.19.
“Permitted Holders” shall mean (a) Matthew Ishbia; (b) any trust or other estate planning vehicle for the primary benefit of any individual named or described in clause (a); (c) any trust controlled by any individual named or described in clause (a); and (d) any Person owned and controlled, directly or indirectly, by any one or more Persons named or described in clauses (a), (b) or  (c).
“Permitted Liens” shall mean (a) the security interest granted hereunder in favor of the Administrative Agent; (b) interests of Ginnie Mae in the Collateral which are pursuant and/or subject to the Ginnie Mae Servicing Contract and/or an Acknowledgment Agreement; (c) Liens for Taxes not yet due and payable; and (d) Liens securing judgments not constituting an Event of Default under Section 6.1(f) that are, expressly or by operation of law, subordinate to the Administrative Agent’s Lien.
“Person” shall mean any individual, corporation (including a business trust), partnership, limited liability company, joint-stock company, trust, unincorporated organization or association, joint venture, government or political subdivision or agency thereof, or any other entity.
“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.
“Pool” shall mean a group of Ginnie Mae Mortgage Loans, which are the security for a mortgage-backed security issued or guaranteed by Ginnie Mae.
“Portfolio” shall mean all of the Ginnie Mae Mortgage Loans owned by Ginnie Mae and serviced by the Borrower pursuant to the terms of the Ginnie Mae Servicing Contract.

“Portfolio Delinquency Rate” shall have the meaning given the term “DQ2+ Delinquency Ratio” in Chapter 18 of the Ginnie Mae Agency Guide.
“Portfolio Hedges” shall mean (a) transactions entered into pursuant to a Hedge Agreement, if any; (b) transactions entered into in the Futures Account, if any; and (c) such other transactions as Administrative Agent and Borrower may agree constitute Portfolio Hedges; provided, however, that the term “Portfolio Hedges” shall not include any of the foregoing to the extent such is subject to netting or set-off provisions.
“Potential Event of Default” shall mean any occurrence or event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
“Prepayment Premium” shall have the meaning set forth in the Agency Fee Letter.
“Prime Rate” shall mean, for any day, a rate per annum equal the prime rate of interest announced publicly by the Administrative Agent (or an affiliate of the Administrative Agent, as applicable, that announces such rate) as in effect at its principal office from time to time, changing when and as said prime rate changes (such rate not necessarily being the lowest or best rate charged by such Person) or, if the Administrative Agent or such affiliate thereof does not publicly announce the prime rate of interest, as quoted in The Wall Street Journal on such day.
“Proceeding” shall mean any claim, litigation, investigation or proceeding.
“Proceeds” shall mean “proceeds” as defined in Section 9-102(a)(64) of the UCC.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Recipient” shall mean the Administrative Agent, the Lenders or any other recipient of any payment to be made by or on account of any obligation of the Borrower under this Agreement or any other Transaction Document.
“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Borrower, or any other person or entity with respect to the Ginnie Mae MSRs.
“Redemption Date” shall have the meaning set forth in Section 2.10(a).

“Reference Time” with respect to any determination of the Benchmark shall mean the time determined by the Administrative Agent in accordance with the Benchmark Replacement Conforming Changes.
“Register” shall have the meaning set forth in Section 9.8.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Related Security” shall mean with respect to any Ginnie Mae MSRs, (a) all security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Ginnie Mae MSR, whether pursuant to the Ginnie Mae Servicing Contract related to such Ginnie Mae MSR or otherwise, together with all financing statements covering any collateral securing such Ginnie Mae MSR; (b) all guarantees, indemnities, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Ginnie Mae MSR whether pursuant to the Ginnie Mae Servicing Contract related to such Ginnie Mae MSR or otherwise; and (c) any and all Proceeds of the foregoing.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“REO Assets” shall mean any real property owned by any Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Ginnie Mae Mortgage Loan.
“Reportable Event” shall mean a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Single-Employer Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation by regulation or by public notice waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” shall mean, with respect to any corporation, limited liability company or partnership, the chief executive officer, chief financial officer, any executive vice president or any senior vice president (the duties of which vice president include the administration or assistance in the administration of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby), and the treasurer.
“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“Schedule of Collateral” shall mean the Schedule of Eligible MSR Collateral and the Schedule of Ineligible MSR Collateral.
“Schedule of Eligible MSR Collateral” shall mean the schedule of MSR Collateral that meets the criteria of Eligible MSR Collateral and which includes identifying information relating to such MSR Collateral as agreed to between the Borrower and the Administrative Agent, which Schedule may be updated from time to time in accordance with the terms of this Agreement.
“Schedule of Ineligible MSR Collateral” shall mean the schedule of MSR Collateral that does not meet the criteria of an Eligible MSR Collateral, which Schedule may be updated from time to time in accordance with the terms of this Agreement.
“Secured Parties” shall mean the Administrative Agent and each Lender.
“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Servicer Advance” shall mean advances made or required to be made in connection with the servicing of a mortgage loan, including advances to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the obligor on the underlying Ginnie Mae Mortgage Loan is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets.
“Servicer Termination Event” shall mean any default, event of default or similar occurrence under the terms of the Ginnie Mae Servicing Contract, pursuant to which the Borrower may be terminated in its capacity as servicer in accordance with and pursuant to the terms of such Ginnie Mae Servicing Contract.
“Servicer Acknowledgment Agreement” shall mean a letter agreement among the Borrower, the Administrative Agent and an Approved Subservicer substantially in the form of Exhibit F or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Servicing Advance Facility” shall mean any funding arrangement with a lender, lenders or an indenture trustee, acting on behalf of noteholders, secured by the right to be reimbursed for Servicer Advances made by the Borrower as servicer the Ginnie Mae Servicing Contract under which financing advances are made to the Borrower based on such advance reimbursement rights.

“Servicing Diligence Agent” shall mean Weston Portfolio Group, LLC, and any successor thereto in such capacity.
“Servicing Diligence Agent Fees” shall mean fees in an aggregate amount not to exceed $100,000 per annum, that are due and owing to the Servicing Diligence Agent as set forth in the Servicing Diligence Agreement or in any successor agreement thereto.
“Servicing Diligence Agreement” shall mean Servicing Diligence Agreement, dated as of the Closing Date among the Servicing Diligence Agent, the Borrower and Administrative Agent.
“Servicing Fee” shall mean, with respect to any Ginnie Mae Mortgage Loan, the aggregate monthly fee payable to the Borrower in servicing such Ginnie Mae Mortgage Loan pursuant to the Ginnie Mae Servicing Contract, not including any Ancillary Income.
“Servicing Income” shall mean, with respect to any Ginnie Mae Mortgage Loan, all Servicing Fees and Ancillary Income payable to the Borrower as servicer (as applicable) pursuant to the Ginnie Mae Agency Guide.
“Servicing Receivables” shall mean all of the Borrower’s present and future rights to be reimbursed for Servicer Advances made with respect to a Ginnie Mae Mortgage Loan pursuant to the Ginnie Mae Servicing Contract.
“Shifting Control Notice” shall have the meaning set forth in the Account Control Agreement.
“Single-Employer Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multi-Employer Plan, that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and is sponsored or maintained by the Borrower or any ERISA Affiliate or for which the Borrower or any ERISA Affiliate may have or have had liability within five (5) plan years preceding the date of this Agreement by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subservicing Agreement” shall mean each Approved Subservicing Agreement and any other subservicing agreement with a subservicer, in each case, solely to the extent such subservicing agreement relates to any Ginnie Mae Mortgage Loans.
“Subsidiary” shall mean, with respect to any Person at any time, (a) any corporation or trust of which 50% or more (by number of shares or number of votes) of the outstanding Capital Stock or shares of beneficial interest normally entitled to vote for the election of one or more directors, managers or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s subsidiaries, or any partnership of which such Person or any of such Person’s Subsidiaries is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s subsidiaries and (b) any corporation, trust, partnership or other entity which is Controlled or capable of being Controlled by such Person or one or more of such Person’s subsidiaries.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, and including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, with respect to any Advance, the Term SOFR Reference Rate for a one month tenor, on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator for such day; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Date the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided further that if Term SOFR would be less than the Floor for any calculation period under the Agreement, Term SOFR will be the Floor for such period.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date and thereafter on each Borrowing Date pursuant to the Transaction Documents including (a) the execution, delivery and performance of the Transaction Documents and the Acknowledgment Agreement and the Advances hereunder and (b) the payment of all fees and expenses due and owing in connection with the foregoing.
“Transaction Documents” shall mean this Agreement, the Loan Notes, the Fee Letters, the Account Control Agreement, the Servicer Acknowledgment Agreements and any other agreements, instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time hereafter in accordance herewith or therewith, and “Transaction Document” shall mean any of the Transaction Documents.
“Trigger Event” shall mean the occurrence of any of the following:
(a)    the average of the [***] most recent monthly Portfolio Delinquency Rates with respect to the Borrower’s servicing portfolio relating to Ginnie Mae is greater than [***]; or
(b)    the two year “compare ratio” assigned to the Borrower by FHA under its “Neighborhood Watch” program exceeds [***].
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“United States” shall mean the United States of America.
“U.S. Person” shall mean any Person who is a U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Government Securities Business Day” shall mean any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association (or a successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.14(g)(ii)(B)(3).
“VA” shall mean the U.S. Department of Veterans Affairs.
“Valuation Agent” shall mean the valuation service providers identified on Schedule I, as may be amended from time to time with the written consent of the Administrative Agent, the Borrower and the Majority Lenders with notice to Ginnie Mae.
“Valuation Agent MSR Value” shall mean, as of any date of determination, the product of (a) the Ginnie Mae Advance Rate, (b) the Valuation Agent Market Value Percentage, and (c) the aggregate unpaid principal balance of the Ginnie Mae Mortgage Loans.
“Valuation Agent Market Value Percentage” shall mean, with respect to any Ginnie Mae MSR as of any date of determination, the percentage to be applied to the unpaid principal balance of the applicable Ginnie Mae Mortgage Loans, to arrive at the fair market value of such Ginnie Mae MSR, as most recently determined by a Valuation Agent in accordance with Section 2.6.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”
Section 1.3Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (B) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (C) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (D) all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement, (E) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, (F) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced, (G) “or” is not exclusive, and (H) capitalized terms used herein and not defined, but which are defined in the Agency Fee Letter shall have the meaning specified in such Fee Letter.
Section 1.4Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any Financial Covenant to eliminate the effect of any change in GAAP on the operation of such covenant, then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Administrative Agent.
ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
Section 2.1     Establishment of the Credit Facility. On the Closing Date, and subject to and upon the terms and conditions set forth in this Agreement, the other Transaction Documents and the Acknowledgment Agreement, the Administrative Agent and the Lenders agree to establish the credit facility set forth in this Agreement for the benefit of the Borrower.
Section 2.2    The Advances.
(a)Upon the terms and subject to the conditions hereinafter set forth, each Lender, severally but not jointly, may, in its sole and absolute discretion, from time to time during the Availability Period, make loans (each an “Advance”) to the Borrower in an aggregate amount outstanding up to but not exceeding the Aggregate Facility Limit; provided, that no such Advance shall cause a Borrowing Base Deficiency or a Funding Base Deficiency. The Borrower hereby acknowledges and agrees that, notwithstanding any provision of this Agreement, or any other Transaction Document, no Lender has any obligation to make any

Advances and this Agreement does not create, and shall not be construed to create, any contractual or other commitment by any Lender to make any Advance.
(b)Subject to the foregoing clause (a), any Advances prepaid may be reborrowed.
Section 2.3    Use of Proceeds. Except as otherwise provided in Section 2.16, proceeds of Advances shall only be used by the Borrower to (a) finance, in the ordinary course of business, Ginnie Mae eligible mortgage servicing rights and related assets, (b)  pay certain fees and expenses incurred in connection with the establishment of the credit facility set forth in this Agreement, (c), make cash distributions from time to time pursuant to Section 5.2(b) in an amount not exceeding the excess of the Borrowing Base over the Aggregate Outstandings and (d) for general corporate purposes.
Section 2.4    Making the Advances. (a) Except as otherwise provided herein, the Borrower may request the Lenders to make Advances to the Borrower no more frequently than twice per week (or such greater number of times as may be agreed by the Administrative Agent) by the delivery to the Administrative Agent, not later than 2:00 P.M. (New York City time) on any Business Day of a written notice of such request substantially in the form of Exhibit A (each such notice, a “Notice of Borrowing”), together with a duly completed Borrowing Base Certificate, signed by a Responsible Officer and including Schedule of Collateral. Any Notice of Borrowing or Borrowing Base Certificate received by the Administrative Agent after the time specified in the immediately preceding sentence shall be deemed to have been received by the Administrative Agent on the next Business Day, and to the extent that results in the proposed Borrowing Date being earlier than [***] after the date of delivery of such Notice of Borrowing, then the date specified in such Notice of Borrowing as the proposed Borrowing Date of an Advance shall be deemed to be the Business Day immediately succeeding the proposed Borrowing Date of such Advance originally specified in such Notice of Borrowing. The proposed Borrowing Date specified in a Notice of Borrowing shall be no earlier than [***] after the date of delivery of such Notice of Borrowing and may be up to a maximum of thirty (30) days after the date of delivery of such Notice of Borrowing. Unless otherwise provided herein, each Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of the Advance requested, and (ii) the Borrowing Date (which shall be a Business Day).
(c)The aggregate principal amount of each Advance shall not be less than $1,000,000 (or such lesser amount as may be agreed by the Administrative Agent from time to time in its sole discretion).
(d)Upon receipt by the Administrative Agent of a Notice of Borrowing and a Borrowing Base Certificate from the Borrower, the Administrative Agent shall promptly (on the date of its deemed receipt of the Notice of Borrowing and the related Borrowing Base Certificate) deliver to each Lender a copy of such Notice of Borrowing and a written notice specifying each such Lender’s Applicable Percentage of the amount requested by the Borrower pursuant to the applicable Notice of Borrowing.

(e)Each Lender may, in its sole discretion, make Advances in an aggregate amount equal to its Applicable Percentage of the amount requested by the Borrower pursuant to the applicable Notice of Borrowing; provided that if any Lender elects, in its sole and absolute discretion, not to provide all or any portion of a requested Advance, the other Lenders (on a pro rata basis or such other basis as may be agreed by the Lenders) may agree to provide all or any portion of such Advance.
(f)The Lenders shall make any such Advances to the Administrative Agent’s Account by no later than 2:00 P.M. (New York City time) on the Borrowing Date specified or deemed specified in such Notice of Borrowing. The Administrative Agent shall promptly make any such Advance available to the Borrower in Dollars to the Borrower’s Account.
(g)Except as otherwise provided pursuant to Section 2.4(d), all Advances shall be made by the Lenders simultaneously and proportionately to their respective Applicable Percentages thereof, it being understood that no Lender shall be responsible for any failure by any other Lender to make an Advance requested hereunder.
Section 2.5    [Reserved].
Section 2.6    Borrowing Base. (a) After delivery to the Administrative Agent of each Monthly Report, the Administrative Agent shall prepare a borrowing base report which calculates the Borrowing Base and sets forth the Administrative Agent Market Value Percentage used for such calculation. No later than [***] after receipt of such Monthly Report, the Administrative Agent shall provide the Borrower and Ginnie Mae with a copy of such borrowing base report.
(h)Additionally, The Administrative Agent may, in its sole, good faith discretion, and shall, at the request of the Majority Lenders, on any date, calculate the Borrowing Base and shall provide written notice thereof to the Borrower. To the extent any such calculation results in a Borrowing Base Deficiency, the Administrative Agent shall deliver a notice to the Borrower and each Lender (a “Borrowing Base Deficiency Notice”), setting forth the calculation thereof (which shall be conclusive absent manifest error), and the Borrowing Base Required Payment to be made by the Borrower as a result of such calculation (which amount shall be paid in accordance with Section 2.9). At the Administrative Agent’s discretion, the Administrative Agent may obtain valuation reports with respect to the Administrative Agent MSR Value from a Valuation Agent, at any time and from time to time on a non-binding basis.
(i)Notwithstanding the foregoing or anything to the contrary contained herein, and except during the existence of a Potential Event of Default or an Event of Default, the Borrower shall have the right to dispute the Administrative Agent’s calculation of the Administrative Agent MSR Value by notifying the Administrative Agent and the Lenders within one (1) Business Day after the Borrower receives a Borrowing Base Deficiency Notice (a “Borrowing Base Dispute”). If the Borrower initiates a Borrowing Base Dispute, then the Administrative Agent, on one hand, and the Borrower, on the other hand, shall each promptly direct separate Valuation Agents to prepare a valuation report with respect to such Administrative Agent MSR

Value; provided that the Borrower and the Administrative Agent agree to use commercially reasonable efforts to include the other Person on any verbal or written communications with any applicable Valuation Agent, to the extent practical. The average of the midpoint values indicated in the two valuation reports submitted by the Valuation Agents shall become the conclusive Valuation Agent Market Value Percentage of the Ginnie Mae MSRs that constitute Eligible MSR Collateral, binding upon all parties to this Agreement, absent manifest error.
(j)Any costs, expenses, fees and other amounts due and owing to any Valuation Agent in connection with the engagement of such Valuation Agent in connection with a Borrowing Base Dispute pursuant to Section 2.6(c) shall be an Obligation of the Borrower and shall become due and payable on the immediately succeeding Monthly Payment Date in accordance with Section 2.7.
Section 2.7    Repayment of the Advances. (a) The outstanding principal balance of the Advances and the other Obligations owing under this Agreement, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.
(k)On each Monthly Payment Date during the Availability Period, except after the occurrence and during the continuation of an Event of Default, the Borrower shall cause the payment in full of all Distributable Amounts to the Administrative Agent for payment to the applicable Persons; provided that the Borrower shall pay the Servicing Diligence Agent Fees directly to the Servicing Diligence Agent on or prior to each Monthly Payment Date as provided in the Servicing Diligence Agreement.
(l)So long as no Event of Default has occurred and is continuing, on each Monthly Payment Date following the end of the Availability Period, amounts on deposit in the Collection Account, including Collections deposited therein during the related Collection Period shall, at the direction of the Administrative Agent, be disbursed by the Account Bank from the Collection Account and applied on such Monthly Payment Date in the following order of priority:
(i)first, ratably (x) to the Administrative Agent, all Fees, costs, expenses, reimbursements and indemnification amounts owed to the Administrative Agent pursuant to the terms of the Transaction Documents, and (y) to the Servicing Diligence Agent, the Servicing Diligence Agent Fees with respect to such Monthly Payment Date;
(ii)second, to the Administrative Agent, on behalf of the Lenders, the Interest Distribution Amount with respect to such Monthly Payment Date;
(iii)third, to the Administrative Agent, on behalf of the Lenders, pro rata, in an amount equal to greater of (x) the Additional Principal Amortization Amounts due and payable on such Monthly Payment Date and (y) the amounts remaining in the Collection Account (up to an amount that would pay the Advances in full);
(iv)fourth, to the Administrative Agent, on behalf of any applicable party, all amounts that are then due and payable pursuant to Section 2.11;

(v)fifth, to the Administrative Agent, on behalf of any applicable party, all fees, expenses, indemnitees and other amounts that are due and payable by the Borrower and incurred in connection with this Agreement and required to be paid or reimbursed hereunder, the financing, management, operation or maintenance of the Collateral or the Transaction Documents, including to consultants and experts retained by the Borrower (including attorneys and accountants) and Valuation Agents retained pursuant to the terms hereof;
(vi)sixth, to the Administrative Agent, on behalf of any applicable party, the ratable payment of all other Obligations that are past due or payable on such date;
(vii)seventh, to the Servicing Diligence Agent, all costs, expenses, reimbursements and indemnification amounts owed to the Servicing Diligence Agent pursuant to the terms of the Servicing Diligence Agreement; and
(viii)eighth, all remaining amounts to the Borrower’s Account on such date.
(m)On each Monthly Payment Date following the occurrence and during the continuation of an Event of Default, amounts on deposit in the Collection Account, including Collections deposited therein during the related Collection Period shall, at the direction of the Administrative Agent, be disbursed by the Account Bank from the Collection Account and applied on such Monthly Payment Date in the following order of priority:
(i)first, to the Borrower, an amount equal to the Base Servicing Fee, less any amounts withheld by or paid to any subservicer of the related Ginnie Mae Mortgage Loans, with respect to the related Collection Period;
(ii)second, ratably (x) to the Administrative Agent, all Fees, costs, expenses, reimbursements and indemnification amounts owed to the Administrative Agent pursuant to the terms of the Transaction Documents, and (y) to the Servicing Diligence Agent, the Servicing Diligence Agent Fees with respect to such Monthly Payment Date;
(iii)third, to the Administrative Agent, on behalf of the Lenders, pro rata, and payable with respect to the Advances (x) the Interest Distribution Amount with respect to such Monthly Payment Date and (y) to the principal balance of the outstanding Advances until reduced to $0.00;
(iv)fourth, to the Administrative Agent, on behalf of the Administrative Agent and each Lender, all amounts that are then due and payable to such Persons pursuant to Section 2.11;
(v)fifth, to the Administrative Agent, on behalf of the Administrative Agent and each Lender, all fees, expenses, indemnitees and other amounts that are due and payable by the Borrower to such Persons and incurred in connection with this Agreement and required to be paid or reimbursed hereunder, the financing, management, operation or maintenance of the Collateral or the Transaction Documents, including to consultants and experts retained by the Borrower (including attorneys and accountants) and Valuation Agents retained pursuant to the terms hereof;
(vi)sixth, to the Administrative Agent, on behalf of the Administrative Agent and each Lender, the ratable payment of all other Obligations that are past due or payable on such date to such Persons;
(vii)seventh, to the Servicing Diligence Agent, all costs, expenses, reimbursements and indemnification amounts owed to the Servicing Diligence Agent pursuant to the terms of the Servicing Diligence Agreement; and
(viii)eighth, all remaining amounts to the Borrower’s Account on such date.
Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, all terms and provisions of this Agreement and the other Transaction Documents are and shall be subject to the terms and provisions of the Acknowledgment Agreement. To the extent that any conflict necessarily exists or shall be adjudged to exist between the terms and provisions of this Agreement and those of the Acknowledgment Agreement, solely with respect to the relationship and agreements between Borrower and/or Administrative Agent, on the one hand, and Ginnie Mae, on the other hand, the terms and provisions of the Acknowledgment Agreement shall govern and control.
(n)Notwithstanding the foregoing, after the end of the Availability Period or after the occurrence and during the continuation of an Event of Default, in the event that amounts available for distribution from the Collection Account pursuant to Section 2.7(c) or (d) are insufficient to pay in full all amounts due and owing on any Monthly Payment Date, then the Borrower shall have an unconditional obligation to cause the payment in full of the applicable deficiency to the Administrative Agent for payment to the applicable Persons. The Borrower’s obligation to pay amounts pursuant to this Section 2.7(e) shall be “full recourse” obligations of the Borrower.
Section 2.8    Application of Prepayment of Advances. Each repayment of Advances pursuant to Section 2.7 and each prepayment of Advances pursuant to Section 2.9 or 2.10 shall be applied to prepay the Advances on a pro rata basis until paid in full.
Section 1.1Mandatory Prepayments of Advances.
(a)Borrowing Base Deficiency.
(i)If a Borrowing Base Deficiency exists on any date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, the Borrowing Base Required Payment, together with accrued but unpaid interest on the amount required to be so prepaid to the date of such prepayment. All such amounts shall become due and payable no later than 3:00 p.m. (New York City time) on the Business Day following the

Borrower’s receipt of a Borrowing Base Deficiency Notice. For the avoidance of doubt, the [***] period during which the Borrower may dispute the Administrative Agent’s determination of the Administrative Agent MSR Value set forth in Section 2.6 shall not operate to extend the cure periods referenced in the preceding sentence.
(ii)In the event that a Borrowing Base Deficiency exists and without limiting the Administrative Agent’s right to determine the Borrowing Base on any day, the Administrative Agent may retain any funds received by it to which Borrower would otherwise be entitled hereunder, which funds may be held by the Administrative Agent against the related Borrowing Base Required Payment.
(iii)Notwithstanding anything to the contrary contained in this Section 2.9 or otherwise, all obligations of the Borrower to eliminate a Borrowing Base Deficiency and any right of the Administrative Agent and any Lender in respect of a Borrowing Base Deficiency, shall be subject in all respects to the right of the Administrative Agent to determine the Borrowing Base, which right shall supersede all of such obligations and rights in respect of the Borrowing Base Deficiency set forth in this Section 2.9 or otherwise.
Section 2.9    Optional Prepayments; Removal of Collateral.
(a)Optional Prepayments. At any time, the Borrower may, at its option, prepay all or any portion of the Advances outstanding (an “Optional Prepayment”) on any date (the “Redemption Date”) upon prior written notice delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) two (2) Business Days prior to the date of such payment; provided that the Borrower shall be permitted to deliver such notice no more frequently than two (2) times during any week (or such greater number of times as may be agreed by the Administrative Agent). Each such notice shall be in the form attached hereto as Exhibit E and shall specify (i) the aggregate amount of the prepayment to be made on such Advances (such amount, the “Optional Prepayment Amount”), (ii) the Redemption Date, and (iii) if applicable, the Collateral to be released on such Redemption Date, and shall include a duly completed Borrowing Base Certificate containing information accurate as of such date. Each Optional Prepayment shall be in a minimum principal amount equal to $1,000,000 and in integral multiples of $100,000 in excess thereof. Any prepayment of the Advances outstanding shall be accompanied by a payment of all accrued and unpaid interest on the amount prepaid, any applicable Fees, any applicable Prepayment Premiums and all outstanding indemnity Obligations of the Borrower, then due and owing under this Agreement through such Redemption Date.
(b)Removal of Collateral. Notwithstanding language herein to the contrary, after giving effect to any release of Collateral (whether in connection with an Optional Prepayment pursuant to Section 2.10(a) above or pursuant to any other provision of this Agreement), the following conditions must be satisfied:
(i)no selection procedures are used with respect to identification of Collateral to be released or retained that are materially adverse to the Secured Parties;

(ii)no Borrowing Base Deficiency, Funding Base Deficiency, Potential Event of Default or Event of Default shall exist either prior to, or after giving effect to the prepayment of the applicable portion of the Advances outstanding and/or the release of the related Collateral; and
(iii)the representations and warranties set forth in Article IV are true and correct as of such Redemption Date in all material respects (except to the extent (x) such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and (y) any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects) after giving effect to the prepayment of the applicable portion of the Advances outstanding and release of the related Collateral.
Section 2.11    Determination of Interest Rate.
(a)Interest Rate. Interest on the outstanding principal balance of the Advances shall accrue from the Closing Date at the Cost of Funds Rate. Any change in the rate of interest hereunder due to a change in the Cost of Funds Rate shall become effective as of the opening of business on the first day on which such change in the Cost of Funds Rate shall become effective. Each determination by the Administrative Agent of the Cost of Funds Rate shall be conclusive and binding for all purposes, absent manifest error.
(b)Increased Costs. If (i) the then-current Benchmark for any Interest Accrual Period with respect to a proposed Advance does not adequately and fairly reflect the cost to a Lender of funding an Advance or (ii) any Change in Law (A) shall subject any Lender or the Administrative Agent (each of which, an “Affected Party”) to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (B) shall impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party or (C) shall impose any other condition affecting the rights of any Lender and the Administrative Agent hereunder, and in each case the result of which is to increase the cost to any Affected Party under this Agreement or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement below that which such Affected Party would have received but for such occurrence, then within 30 days following the receipt of written demand by such Affected Party (provided that such Affected Party shall provide the Borrower with notice within a reasonable period of time following such Affected Party’s discovery of such increased costs or reductions), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered to the extent such additional or increased costs or reduction are incurred or suffered in connection with any obligation to make

Advances hereunder, any of the rights of such Lender or the Administrative Agent hereunder, or any payment made hereunder.
(c)Capital Adequacy. If any Change in Law regarding capital adequacy or liquidity by any Governmental Authority, central bank or comparable agency charged by Applicable Law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the date hereof, has or would have effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change, compliance or change (taking into consideration the policies of such Affected Party with respect to capital adequacy or liquidity) by an amount deemed by such Affected Party to be material, then on the next Monthly Payment Date following the receipt of written demand by such Affected Party, the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.
If as a result of any event or circumstance similar to those described in Sections 2.11(b) or (c), any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then on the next Monthly Payment Date following the receipt of written demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it. In determining any amount provided for in this Section 2.11, the Affected Party may use any reasonable averaging and attribution methods.
Any Affected Party making a claim or demand under this Section 2.11 shall submit to the Borrower a certificate as to such additional or increased cost or reduction, showing the basis for such claim or demand in reasonable detail including calculation thereof, which basis must be reasonable and supported, which certificate shall be conclusive absent manifest error. If any material amounts are required to be paid by the Borrower pursuant to Section 2.11(b) or (c), the Borrower shall be entitled to, upon written notice (which notice shall be received within five (5) Business Days after the applicable demand or claim), prepay all outstanding Advances held by such Affected Party and terminate the Agreement with respect to such Affected Party. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.
(d)Effect of Benchmark Transition Event.
(i)Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th)

Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders.
(ii)In connection with the implementation of a Benchmark Replacement, the Administrative Agent, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)The Administrative Agent will promptly notify the Borrower and the Lenders of (w) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (x) the implementation of any Benchmark Replacement, (y) the effectiveness of any Benchmark Replacement Conforming Changes and (z) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Majority Lenders, as applicable, pursuant to this Section 2.11(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.11(d).
(iv)Upon the Borrower’s receipt of notice of the commencement of any Benchmark Unavailability Period, the Borrower may revoke any pending request for an Advance.
(e)Illegality. Notwithstanding any other provision of this Agreement, in the event that any Lender shall have reasonably determined in good faith that any Change in Law shall make it unlawful for such Lender to fund or maintain any Advance by compliance by such Lender in good faith with any Law, then such Lender shall promptly notify the Administrative Agent and the Borrower, following which (i) such Lender’s obligation to fund any Advance shall be suspended until such time as such Lender may again fund and maintain its Advances hereunder, (ii) if a Notice of Borrowing has been submitted pursuant to Section 2.4(a) but the affected Advance has not been funded, the Borrower may revoke such Notice of Borrowing by giving written notice to the Administrative Agent thereof on the same day that such Borrower was notified by the Lender pursuant to this Section 2.11(e) and (iii) if such Law shall so mandate, such Lender’s outstanding Advances shall be prepaid by the Borrower together with accrued and unpaid interest thereon and all other amounts payable by the Borrower to such Lender under this Agreement on the next Monthly Payment Date with respect to such Advances (or before such date as shall be mandated by such Law), it being acknowledged that any amounts prepaid pursuant to clause (c) above may be paid with an Advance or Advances made with an interest rate calculated by reference to the Alternative Rate.
Section 2.12    Payments and Computations. (a) The Borrower (through, to the extent applicable, the Administrative Agent pursuant to Section 2.7) shall make each payment and prepayment hereunder and under the Loan Notes in respect of principal, interest, expenses, indemnities, fees or other Obligations due from the Borrower to the Administrative Agent or any Lender not later than 3:00 P.M. (New York City time) on the day when due in Dollars to the Administrative Agent at its address referred to in Section 9.3 or to the Administrative Agent’s Account in immediately available, same-day funds. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest or any other Obligation then payable hereunder and under the other Transaction Documents to more than one Lender, then to such Lenders ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, then to such Lender, in each case to be applied in accordance with Section 2.7. Notwithstanding the foregoing, to the extent the Administrative Agent does not receive the full amount of any payment required hereunder when due, the Administrative Agent may hold any such partial payment for one (1) Business Day prior to distribution of such amounts. All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest based on the Alternative Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(f)All payments to be made in respect of fees due hereunder to the Administrative Agent or any Lender from the Borrower shall be made pursuant to Section 2.7, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature (other than with respect to Taxes pursuant to Section 2.14), and an action therefor shall immediately accrue.
Section 2.13    Payment on Non-Business Days. Whenever any payment hereunder or under the Loan Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.
Section 2.14    Taxes.
(a)Defined Terms. For purposes of this Section 2.14 the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.8 relating to the maintenance of the Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such

Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Recipients.
(i)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.
(ii)Without limiting the generality of the foregoing,
(A)any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;
(B)any Recipient that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Borrower or Administrative Agent) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate (in a form reasonably acceptable to the Borrower) to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)to the extent a Recipient is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9 or other certification documents from each beneficial owner, as applicable; provided that if the Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)any Recipient which is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Recipient under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of

FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.14(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.14(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.14(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
Section 2.15    Security Interest. (a) Subject to the terms of the Acknowledgment Agreement, the Borrower hereby grants, pledges and assigns to the Administrative Agent (on behalf of and for the ratable benefit of each Secured Party) as security for the payment and performance by the Borrower of the Obligations, a security interest in all of the Borrower’s right, title and interest in, to and under, in any case, whether now held or hereafter acquired:
(i)all Ginnie Mae MSRs;
(ii)all Servicing Income;
(iii)the Collection Account and all sums from time to time on deposit in it;
(iv)the Borrower’s rights, powers and remedies under any Approved Subservicing Agreements;
(v)all Related Security;
(vi)the Borrower’s rights, powers and remedies under the Portfolio Hedges (which shall be acceptable in form and substance acceptable to the Administrative Agent) and any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created;
(vii)all rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral, all of the Borrower’s present and future accounts, payment intangibles and general intangibles arising from or relating to any Collateral; and
(viii)all Records relating to and all proceeds of the foregoing, including all insurance and claims for insurance effected or held for the benefit of the Borrower or the Administrative Agent in respect of any of the foregoing, in each case whether now existing or hereafter arising, accruing or accrued, but excluding, for the avoidance of doubt, with respect to the Ginnie Mae MSRs, any Servicing Receivables (collectively, (i)-(viii), the “Collateral”).
(j)The parties acknowledge that Ginnie Mae has certain rights under the Acknowledgment Agreement, including the right to cause the Borrower to transfer servicing to a transferee servicer under certain circumstances as more particularly set forth therein. The transferee servicer shall have all the rights and remedies against the Borrower and the Collateral as set forth herein and under the UCC.

(k)GS&Co. hereby acknowledges the grant, pledge and assignment of the Borrower’s rights (but not its obligations) under the Portfolio Hedges set forth in Section 2.15(a)(vi) and agrees that such grant, pledge and assignment does not violate any restrictions related thereto set forth in such Portfolio Hedges.
(l)The Borrower will promptly, at its expense, execute and deliver such instruments, financing and continuation statements and documents and take such other actions as the Administrative Agent may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce the Administrative Agent’s and each Lender’s interests, rights and remedies under and with respect to the Transaction Documents, the Acknowledgment Agreement, the Advances and the Collateral. To the extent the Borrower has filed or caused the filing of any document as provided above, the Borrower, shall deliver to the Administrative Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.
(m)If the Borrower fails to perform any of its obligations in this Section 2.15, then the Administrative Agent may (but shall not be required to) perform or cause to be performed such obligation, and the costs and expenses incurred by the Administrative Agent in connection therewith shall be payable by the Borrower. Without limiting the generality of the foregoing, if the Borrower fails to perform any of its obligations, the Borrower authorizes the Administrative Agent, at the option of the Administrative Agent and the expense of the Borrower, at any time and from time to time, to take all actions and pay all amounts that the Administrative Agent deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Collateral, including the right to liquidate the Collateral, and the Administrative Agent’s Liens and interests therein or thereon and to give effect to the intent of the Transaction Documents and the Acknowledgment Agreement. No Potential Event of Default or Event of Default shall be cured by the payment or performance of any obligation by the Administrative Agent on behalf of the Borrower. The Administrative Agent may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, Tax Lien, title or claim except to the extent such payment is being contested in good faith by the Borrower in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.
(n)Upon termination of this Agreement and Payment in Full, Administrative Agent shall release its security interests in the Collateral and promptly file termination statements with respect to each financing statement filed pursuant to this Section 2.15 and take such other action as may reasonably be requested by the Borrower to evidence such release.
Section 2.16    Limited Pledge of Ginnie Mae Servicing. The Administrative Agent and each additional Lender acknowledge and agree that (x) the Borrower is entitled to the Servicing Income with respect to a given mortgage pool only so long as Borrower is a Ginnie Mae approved issuer; (y) upon the Borrower’s loss of such approved issuer status, the Administrative

Agent and each additional Lender’s rights to any Servicing Income related to a given mortgage pool also terminate; and (z) the pledge of the Borrower’s rights to Servicing Income conveys no rights (such as a right to become a substitute servicer or issuer) that are not otherwise specifically provided for in the Ginnie Mae Contract, provided that this sentence shall automatically be deemed amended or modified if and to the extent Ginnie Mae amends the Ginnie Mae Contract, the Acknowledgment Agreement, if any, or published announcements and provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof:
Notwithstanding anything to the contrary set forth herein:
    (a)    The property subject to the security interest reflected in this instrument includes all of the right, title and interest of United Wholesale Mortgage, LLC (“Debtor”) in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”), and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“Ginnie Mae”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);
    (b)    To the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of that certain Acknowledgment Agreement, dated on or about March 20, 2023, with respect to the Security Interest, by and among Ginnie Mae, Debtor and Goldman Sachs Bank USA, as administrative agent; (iii) applicable Guaranty Agreements and contractual agreements between Ginnie Mae and the Debtor; and (iv) the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides (items (i), (iii) and (iv), collectively, the “Ginnie Mae Contract”);
    (c)    Such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to Debtor, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of the Debtor in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall instantly and automatically be extinguished as well; and

    (d)    For purposes of clarification, “subject and subordinate” in clause (b) above means, among other things, that any cash held by Goldman Sachs Bank USA as collateral and any cash proceeds received by Goldman Sachs Bank USA in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the collateral may only be applied by Goldman Sachs Bank USA to the extent that such proceeds have been received by, or for the account of, the Debtor free and clear of all Ginnie Mae rights and other restrictions on transfer under applicable Ginnie Mae guidelines; provided that this clause (d) shall not be interpreted as establishing rights in favor of Ginnie Mae except to the extent that such rights are reflected in, or arise under, the Ginnie Mae Contract.
ARTICLE III

CONDITIONS OF LENDING AND CLOSING
Section 3.1    Conditions Precedent to Closing. The effectiveness of this Agreement and the obligations of the parties hereto are subject to the condition precedent that the Lenders shall have received or waived receipt of the following on or prior to the Closing Date (unless otherwise noted):
(a)Transaction Documents and other Closing Documents. Each of the Transaction Documents and the Acknowledgment Agreement shall be executed on or before the Closing Date, shall be in full force and effect and all consents, waivers and approvals necessary for the consummation of the transactions contemplated thereby shall have been obtained and shall be in full force and effect, and the Administrative Agent shall have received a duly executed counterpart thereof.
(b)Know Your Customer Information. The Administrative Agent shall have received (i) all documentation and other information required by regulatory authorities under applicable “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least five days prior to the Closing Date (or such shorter period as may be agreed by the Administrative Agent), a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(c)Payment of Fees. On or prior to the Closing Date, the Borrower shall have paid all fees previously agreed in writing to be paid on or prior to the Closing Date.

(d)Evidence of Insurance. The Administrative Agent shall have received certification evidencing coverage under the insurance policies referred to in Section 5.1(r) and evidence that the Borrower has added Administrative Agent as loss payee on the fidelity bond and errors and omissions policies.
(e)Security Interest. Evidence that all other actions necessary or, in the opinion of Administrative Agent, desirable to perfect and protect Administrative Agent’s interest in the Collateral have been taken.
(f)Collection Account The Collection Account shall have been established with the Account Bank and the Administrative Agent shall have received from the Borrower a fully executed Account Control Agreement in form and substance satisfactory to the Administrative Agent.
(g)Organizational Documents. A certificate of the chief executive officer of the Borrower in form and substance acceptable to Administrative Agent certifying copies of the Borrower’s certificate of formation, operating agreement and corporate resolutions approving the Transaction Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Transaction Documents.
(h)Good Standing Certificate. A certified copy of a good standing certificate or equivalent from the jurisdiction of organization of the Borrower, dated no earlier than the date ten (10) Business Days prior to the Closing Date.
(i)Incumbency Certificate. An incumbency certificate of the corporate secretary of the Borrower, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Transaction Documents.
(j)Due Diligence Review. The Administrative Agent shall have completed, to its satisfaction, its due diligence review of the Borrower, the Collateral, Ginnie Mae and such other matters as the Administrative Agent and the Lenders shall have determined in the exercise of their reasonable discretion are necessary and proper for the execution, delivery and performance under this Agreement and the other Transaction Documents.
(k)Legal Opinions. The Administrative Agent shall have received usual and customary legal opinions in form and substance satisfactory to Administrative Agent and its counsel (including, but not limited to, those regarding corporate matters, enforceability and security interest perfection).
Section 3.2    Conditions Precedent to All Advances. Without limiting each Lender’s right to determine, in its sole and absolute discretion, whether to make any Advance, the making of each Advance (including the initial Advances hereunder) shall be subject, at the time thereof, to the satisfaction of the following conditions:

(a)Representations and Warranties. All of the representations and warranties of the Borrower contained in this Agreement and the other Transaction Documents shall be true and correct in all material respects (except to the extent (x) such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date and (y) any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Advance.
(b)No Event of Default; No Potential Event of Default. No Potential Event of Default or Event of Default has occurred and is continuing or would occur or be continuing immediately after giving effect to such Advance.
(c)No Borrowing Base Deficiency or Funding Base Deficiency. No Borrowing Base Deficiency or Funding Base Deficiency shall exist immediately prior and after giving effect to such Transaction.
(d)Availability Period. The Availability Period shall not have terminated, nor shall it have terminated immediately after giving effect to such Advance.
(e)Notice of Borrowing. In accordance with Section 2.4, the Administrative Agent shall have received a properly completed Notice of Borrowing and a Borrowing Base Certificate, including a Schedule of Collateral from the Borrower.
(f)Requirements of Law. None of the Administrative Agent or any Lender shall have determined that the introduction of any Applicable Law or a Change in Law or in the interpretation or administration of any Applicable Law applicable to the Administrative Agent or such Lender has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Administrative Agent or such Lender to make any Advance.
(g)No Material Adverse Change. Since the Closing Date, there has been no Material Adverse Change, as determined by the Administrative Agent, in its reasonable discretion.
(h)Fees. The Administrative Agent and each Lender shall have received payment in full of all fees and expenses which are due and payable hereunder to the Administrative Agent or such Lender on or before such date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.1    Representations and Warranties of the Borrower. The Borrower represents and warrants to the Administrative Agent and each Lender as of the Closing Date, as of each Borrowing Date and as of each Monthly Payment Date, as follows:

(a)Organization; Corporate Powers. The Borrower (i) is a duly organized and validly existing limited liability company, in good standing under the laws of the State of Michigan, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified, in good standing and is authorized to do business in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.
(b)Authority and Enforceability. The Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Transaction Documents and the Acknowledgment Agreement and has taken all necessary company or other organizational action to authorize the execution, delivery and performance of the Transaction Documents and the Acknowledgment Agreement. The Borrower has duly executed and delivered each Transaction Document and the Acknowledgment Agreement and each Transaction Document and the Acknowledgment Agreement constitutes the legal, valid and binding agreement and obligation of it enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(c)Equity Interests and Ownership. Schedule 4.1(c) correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date. Except as set forth on Schedule 4.1(c), as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower is a party requiring, and there is no membership interest or other Equity Interests of the Borrower outstanding which upon conversion, exchange or exercise would require, the issuance by the Borrower of any additional membership interests or other Equity Interests of the Borrower or other Securities convertible into or exchangeable or exercisable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower, and no Securities or obligations evidencing any such rights are authorized, issued or outstanding.
(d)No Conflict. The execution, delivery and performance by the Borrower of the Transaction Documents and the Acknowledgment Agreement and the consummation of the transactions contemplated by the Transaction Documents and the Acknowledgment Agreement do not and shall not (i) violate (w) any Applicable Law, (x) any of the organizational documents of the Borrower, (y) any order, judgment, injunction or decree of any court or other agency of government binding on the Borrower, or (ii) violate, result in a breach of or constitute (including with due notice or lapse of time or both) any indenture, loan agreement, warehouse line of credit, repurchase agreement, mortgage, deed of trust, servicing contract or any other material contractual obligation of the Borrower except to the extent such violation, breach or default would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower (other than any Liens created under any of the Transaction Documents and the Acknowledgment

Agreement in favor of Ginnie Mae or the Administrative Agent on behalf of the Secured Parties); or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any material contractual obligation of the Borrower, except for such approvals or consents which have been obtained on or before the Closing Date.
(e)Government Approvals. Except any which have been obtained, no order, consent, authorization, approval, license, or validation of, or filing recording, registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to: (i) the execution, delivery and performance by the Borrower of any Transaction Document or the Acknowledgment Agreement or any of its obligations thereunder or (ii) the legality, validity, binding effect or enforceability of any Transaction Document or the Acknowledgment Agreement.
(f)Solvency. The Borrower is solvent and will not be rendered insolvent as a result of entering into any Transaction and, after giving effect to each Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. The Borrower does not intend to incur, nor believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating, and is not aware of any Person threatening, the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The Borrower is not selling and/or pledging any Ginnie Mae MSRs with any intent to hinder, delay or defraud any of its creditors.
(g)True and Complete Disclosure.
(i)All information, reports, exhibits, schedules, financial statements or certificates of the Borrower or any of its Affiliates furnished or to be furnished to the Administrative Agent in connection with the initial or any ongoing due diligence of the Borrower or any of its Affiliates, or the negotiation, preparation, or delivery of the Transaction Documents or the Acknowledgment Agreement, are true and complete in all material respects. The written information (other than financial projections, forward looking statements, and information of a general economic or industry specific nature) that has been made available to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Affiliates in connection with the Transactions hereunder, when taken as a whole, does not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projections as to future events are not to be viewed as facts and that actual financials during the period or periods covered by any such projections may differ from the projected results.

(ii)As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
(h)Financial Statements. The financial statements of the Borrower delivered to the Administrative Agent on or prior to the Closing Date fairly present in all material respects the assets, liabilities and financial position of the Borrower as at the dates of such financial statements, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). For the avoidance of doubt, the financial statements described in the preceding sentence (the receipt of which is hereby acknowledged by the Administrative Agent) consist of copies of (i) each of the Borrower’s balance sheets for the fiscal years ended December 31, 2021 and December 31, 2022 and the related statements of income, cash flows, and members’ equity for the Borrower for such fiscal years, with the opinion thereon of Borrower’s independent auditors and (ii) the Borrower’s balance sheet for each month in calendar year 2023 and the related statement of income for the Borrower for such month. All such financial statements are complete and correct and fairly present, in all material respects, the financial condition of the Borrower and the results of its operations as at such dates and for such periods, all in accordance with GAAP (subject to the absence of footnotes for interim financial statements) applied on a consistent basis. Since the date of the most recent financial statements referenced above for the Borrower, there has been no Material Adverse Change in the consolidated business, operations or financial condition of the Borrower from that set forth in such financial statements nor is the Borrower aware of any state of facts which (with notice or the lapse of time) would or could result in any such Material Adverse Change. The Borrower had, on the date of the statements delivered pursuant to this clause (h) no material liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or material liabilities for taxes, leases or unusual forward or commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of the Borrower except as heretofore disclosed to the Administrative Agent in writing.
(i)Litigation. There is no action, proceeding or investigation pending involving the Borrower or any of its Subsidiaries or, to the best of its knowledge, threatened against the Borrower or any of its Subsidiaries before any Governmental Authority or Ginnie Mae (i) asserting the invalidity of this Agreement, any Transaction Document, the Acknowledgment Agreement or any transaction contemplated hereunder, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, any Transaction Document, the Acknowledgment Agreement or any transaction contemplated hereunder, (iii) making a claim individually or in the aggregate that would reasonably be expected to result in a Material Adverse Effect if adversely determined, (iv) which requires filing with the SEC in accordance with the Exchange Act or any rules thereunder or (v) which might materially and adversely affect the validity of Collateral, the Ginnie Mae Servicing Contract or the performance by it of its obligations under, or the validity or enforceability of, this Agreement, any Transaction Document, the Acknowledgment Agreement or any Transaction contemplated hereunder.
(j)Use of Proceeds. The Borrower will only use the proceeds of any Advance as permitted under Section 2.3. No part of the proceeds of any Advance will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than [***] of the value of the assets of the Borrower that are subject to any “arrangement” (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock. The Borrower shall not use the proceeds of any Transaction to purchase any asset or securities from, or otherwise transfer the proceeds of the Transaction to, an “affiliate” of any Lender, as such term is defined in 12 C.F.R. Part 223.
(k)Accounts. The name and address of the Account Bank, together with the account number of the Collection Account and the Borrower’s Account is specified on Schedule I to the Agency Fee Letter, as updated pursuant to Section 8.1. Borrower will keep the Collection Account and the Borrower’s Account segregated and such accounts will not be commingled.
(l)ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur. The Borrower is not (i) an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code or a “governmental plan” within the meaning of Section 3(32) of ERISA, (ii) subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans or (iii) holding assets that constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA.
(m)The Servicing Contracts. To the extent permitted by Ginnie Mae, the Borrower has delivered to the Administrative Agent a copy of the Ginnie Mae Servicing Contract (subject to redaction of certain provisions to the extent required by confidentiality restrictions), the Acknowledgment Agreement, all amendments, restatements, supplements or other modifications thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto, and the Borrower hereby certifies that the copies delivered to the Administrative Agent by the Borrower is true, correct and complete. No such documents have been amended, restated, supplemented or otherwise modified (including by way of waivers or forbearance), except by written instruments, copies of which have been delivered to the Administrative Agent. Each such document to which the Borrower is a party has been duly executed and delivered by the Borrower and is in full force and effect, and no default or event of default (howsoever defined) has occurred and is continuing thereunder, except where the occurrence and continuance of such default or event of default would not reasonably be expected to result in a Material Adverse Effect.

(n)Forms of Servicing Contract. The Ginnie Mae Servicing Contract has been executed on the Ginnie Mae’s standard forms, which incorporates the Ginnie Mae Agency Guide with no amendment to such Ginnie Mae Servicing Contract that would grant Ginnie Mae additional or more favorable rights to terminate the servicer from those rights specified in the Ginnie Mae Agency Guide.
(o)Taxes. The Borrower has duly and timely filed or caused to be duly and timely filed all federal, state, provincial, territorial, foreign and other tax returns and reports required to be filed under Applicable Law, and has timely paid all federal, state, provincial, territorial, foreign and other Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax.
(p)Agreements. The Borrower is not a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 4.1(h). The Borrower is not in breach or default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a Material Adverse Effect. There are no breaches or defaults under the Transaction Documents, the Acknowledgment Agreement or the Ginnie Mae Servicing Contract. No holder of any indebtedness of the Borrower has given notice of any asserted default thereunder.
(q)Other Indebtedness. All Indebtedness (other than Indebtedness evidenced by this Agreement) of Borrower existing on the Closing Date is as described in Schedule 4.1(q).
(r)No Material Adverse Effect. Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(s)Investment Company Act. The Borrower is not required to register as an “investment company” within the meaning of the 1940 Act. The Borrower is relying on Section 3(c)(5)(c) or Section 3(c)(6) as the exemption from the definition of “investment company” of the 1940 Act.
(t)Covered Fund. The Borrower is not a “covered fund” under Section 13 of the Bank Holding Company Act of 1956, as amended.
(u)Properties; Security Interest. The Borrower has good title to, valid leasehold interests in, or valid licenses to use, all of its properties and assets necessary in the ordinary conduct of its business, including all of the Collateral, and the Collateral is free and clear of Liens other than Permitted Liens. Once executed and delivered, this Agreement creates, as security for the Obligations, a valid and enforceable security interest in and Lien on all of the

Collateral, in favor of the Administrative Agent, for the benefit of the Secured Parties, except that the Collateral may be subject to the Ginnie Mae Requirements.
(v)Environmental Matters. None of the Borrower, any of its Subsidiaries, nor any of their respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. To the Borrower’s knowledge, there are and have been no conditions, occurrences, or Hazardous Materials activities which would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower, or to its knowledge, any of its Subsidiaries or any of their respective predecessors, have filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Mortgaged Property, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To the Borrower’s knowledge, no event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any release of Hazardous Materials or any Hazardous Materials activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect. No Lien imposed pursuant to any Environmental Law has attached to any Collateral and, to the knowledge of the Borrower, no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral.
(w)OFAC and PATRIOT Act. None of the Borrower, any of its Subsidiaries, nor any of their officers, directors or employees appears on the Specially Designated Nationals and Blocked Persons List published by the Office of Foreign Assets Control (“OFAC”) or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States, unless authorized by OFAC. Neither the Borrower nor any of its Subsidiaries conducts business or complete transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC. Neither the Borrower nor any of its Subsidiaries will directly or indirectly use the proceeds from this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person to fund any activities of or business with any person that, at the time of such funding, is the subject of economic sanctions administered or enforced by OFAC, or is in any country or territory that, at the time of such funding or facilitation, is the subject of economic sanctions administered or enforced by OFAC. Neither the Borrower nor any of its Subsidiaries is in violation of Executive Order No. 13224 or the PATRIOT Act.

(x)Foreign Corrupt Practices Act. None of the Borrower, any of its Subsidiaries, or any director, officer, agent or employee of the Borrower, has used any of the proceeds of any Advance (i) for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) to make any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) to violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Borrower or any Subsidiary conducts its business and to which they are lawfully subject or (iv) to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
(y)Servicing Contract. The Ginnie Mae Servicing Contract is in full force and effect, and Borrower has not been terminated as the servicer under the Ginnie Mae Servicing Contract.
(z)Risk Management Policy. The Borrower has duly adopted, in accordance with its internal risk policies, a risk management policy, which is in full force and effect. A copy of such risk management policy has been previously delivered to Administrative Agent (for distribution to Lenders), and certified by a Responsible Officer of the Borrower as being a true and correct copy in full force and effect.
(aa)Agency Approvals; Servicing Facilities. The Borrower has adequate financial standing, facilities, procedures and experienced personnel necessary for the prudent oversight of subservicers to ensure the sound servicing of mortgage loans of the same types as may from time to time constitute Ginnie Mae Mortgage Loans and in accordance with Accepted Servicing Practices. The Borrower is approved by Ginnie Mae as an approved issuer, and, to the extent necessary, approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act, as amended. In each such case, the Borrower is in good standing, with no event having occurred, including a change in insurance coverage which would either make the Borrower unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to Ginnie Mae or to HUD, FHA or VA. Should the Borrower for any reason cease to possess all such applicable approvals, or should notification to Ginnie Mae or to HUD, FHA or VA be required, the Borrower shall immediately notify Administrative Agent immediately in writing.
(ab)Representations Concerning the Collateral. The Borrower has not assigned, pledged, conveyed, or encumbered any Collateral hereunder to any other Person (except to the extent any such pledge has been released prior to the grant of any security interest thereon hereunder), and the Borrower is the sole owner of such Collateral and has good and marketable title thereto, free and clear of all Liens other than (x) Permitted Liens and (y) any rights retained by Ginnie Mae pursuant to the Ginnie Mae Requirements.
(i)All information concerning all Collateral set forth on the Schedule of Collateral were, are or will be (as applicable) pledged to the Administrative Agent, for the benefit of the Secured Parties will be complete and correct in all material respects as of the date of such Schedule of Collateral.

(ii)(x) Upon the filing of financing statements on Form UCC-1 naming the Administrative Agent as “Secured Party” and the Borrower (as applicable) as “Debtor”, and describing the Collateral, in the appropriate jurisdictions, the Administrative Agent, for the benefit of the Secured Parties, will have a duly perfected first priority security interest under the UCC in all right, title, and interest of the Borrower in, to and under, subject, in all cases, to the Ginnie Mae Requirements, the Collateral to the extent a security interest therein can be perfected by a UCC filing and (y) upon the execution and delivery of the Account Control Agreement, the Administrative Agent, for the benefit of the Secured Parties will have a duly perfected security interest under the UCC in all right, title and interest of the Borrower in, to and under the Collection Account.
(iii)All filings and other actions necessary to perfect the security interest in the Collateral created under this Agreement under the UCC have been duly made or taken and are in full force and effect.
(iv)Subject only to the Ginnie Mae Requirements, the Borrower has the full right, power and authority to pledge the Collateral.
(ac)Affected Financial Institutions. The Borrower is not an Affected Financial Institution.
(ad)Plan Assets; Prohibited Transactions. Neither the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Advance, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
ARTICLE V

COVENANTS
Section 5.1    Affirmative Covenants. The Borrower covenants and agrees that, until Payment in Full:
(a)Financial Covenants. The Borrower shall maintain the Financial Covenants.
(b)Reporting Requirements. The Borrower will furnish to the Administrative Agent for delivery to each Lender:
(i)within (A) 95 days after the close of each fiscal year of the Borrower, the unqualified audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, of members’ equity (which shall be on a consolidated basis and there shall be no consolidating statements of members’ equity required hereunder) and of cash flows for such fiscal year (which shall be on a consolidated basis and there shall be no consolidating statements of cash flows required hereunder), in each case, setting forth comparative figures for the preceding fiscal year, prepared in accordance with GAAP by a Nationally Recognized Accounting Firm and (B) 30 days after the end of each of calendar month, the unaudited consolidated balance sheets and income statements for such month on a year-to-date basis for the Borrower and its consolidated subsidiaries;
(ii)promptly, on a quarterly basis, copies of any financial projections prepared by or on behalf of the Borrower and approved by its board of directors;
(iii)at the time of delivery of the financial statements described pursuant to clause (i), the Borrower shall deliver to the Administrative Agent a Compliance Certificate that (x) attaches an updated Schedule of Collateral as of the preceding month or date of such Advance and (y) certifies that the representations and warranties set forth in Section 4.1 are true and correct on and as of the date of such certification; provided that, with the consent of the Administrative Agent not to be unreasonably withheld the Borrower may, but shall not be obligated to, deliver to the Administrative Agent updated versions of the Schedule of Collateral on a more frequent basis if it chooses to do so; and
(iv)promptly following any request therefor, (x) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.
(c)Servicing Contract Amendments. Within five Business Days after a Responsible Officer of the Borrower becomes aware of an amendment to the Ginnie Mae Servicing Contract, to the extent permitted by Ginnie Mae, the Borrower shall deliver to the Administrative Agent for delivery to each Lender copies of any such amendments; provided that the Borrower shall cooperate with any requests by the Administrative Agent to deliver copies of each amendment, restatement, supplement or other modification to the Ginnie Mae Servicing Contract that the Administrative Agent shall reasonably request, to the extent permitted by Ginnie Mae.
(d)Change in Responsible Officer. Promptly, but in any event within two (2) Business Days after Mat Ishbia (or any successor thereto) shall no longer be the chief executive officer, the Borrower shall notify the Administrative Agent thereof.
(e)Notice of Default. Promptly (but in any event within [***]) upon a Responsible Officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes an Event of Default or that notice has been given to the Borrower with respect thereto; (ii) of any condition or event that constitutes an “event of default” under any Indebtedness or that notice has been given to any party thereunder with respect thereto; (iii) of the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected have a Material Adverse Effect or (iv) of the occurrence of any event or change that has results in or could reasonably be expected to result in a Material Adverse Effect, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by the Borrower and the nature of such claimed Event of Default, event or condition, ERISA Event or Material Adverse Effect and what action the Borrower has taken, is taking and proposes to take with respect thereto.
(f)Maintenance of List of Collateral. The Borrower shall at all times maintain a current list (which may be stored in electronic form) of all Ginnie Mae MSRs.
(g)Records. The Borrower shall collect and maintain or cause to be collected and maintained all Records relating to the Ginnie Mae MSRs in accordance with industry custom and practice for assets similar to the Ginnie Mae MSRs, including those maintained pursuant to Section 5.1(h), and all such Records shall be in the Borrower’s possession or the possession of an Approved Subservicer unless otherwise consented to in writing by the Administrative Agent. The Borrower will not allow any such papers, records or files that are an original or an only copy to leave the Borrower’s or Approved Subservicer’s possession, unless the Administrative Agent otherwise approves. The Borrower will maintain all such Records in good and complete condition in accordance with industry practices for assets similar to the Ginnie Mae MSRs and preserve them against loss.
(i)For so long as the Administrative Agent has an interest in or lien on any Ginnie Mae MSRs, the Borrower shall hold or cause to be held (by Approved Subservicers or otherwise) all related Records in trust for the Administrative Agent. The Borrower shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Administrative Agent granted hereby.
(ii)Upon reasonable advance notice from the Administrative Agent, the Borrower shall (x) or shall cause Approved Subservicers to make any and all such Records available to the Administrative Agent to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit the Administrative Agent or its authorized agents to discuss the affairs, finances and accounts of the Borrower with its chief operating officer, chief financial officer and the independent certified public accountants of the Borrower.
(h)Books. The Borrower shall keep or cause to be kept in reasonable detail books and records of account of its assets and business.
(i)UCC Matters; Protection and Perfection of Security Interests. The Borrower shall promptly notify the Administrative Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure or (iii) in the jurisdiction of its organization, in each case, within ten (10) days of such change. The Borrower agrees that from time to time, at the Borrower’s cost and expense, to promptly execute and deliver all further instruments and documents, and take all further action reasonably required by the Administrative

Agent (a) to perfect, protect or more fully evidence the Administrative Agent’s security interest in the Collateral acquired by the Borrower or (b) to enable the Administrative Agent to exercise or enforce any of its rights hereunder, under any other Transaction Document or the Acknowledgment Agreement. Without limiting the Borrower’s obligation to do so, the Borrower hereby irrevocably authorizes the filing of such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as the Administrative Agent may reasonably require. The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, naming the Borrower as debtor, relative to all or any of the Collateral now existing or hereafter arising without the signature of the Borrower where permitted by law. A carbon, photographic or other reproduction of this Agreement, or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement.
(j)Access to Certain Documentation and Information Regarding the Collateral. The Borrower shall permit the Administrative Agent or its duly authorized representatives or independent contractors, upon reasonable advance notice to the Borrower, as applicable, and subject to all applicable Ginnie Mae procedures and restrictions, (i) access to documentation that the Borrower may possess regarding the Eligible MSR Collateral, (ii) to visit the Borrower, and to discuss its affairs, finances and accounts (as they relate to their respective obligations under this Agreement and the other Transaction Documents) with the Borrower, its officers and independent accountants (subject to such accountants’ customary policies and procedures) and (iii) to examine the books of account and records of the Borrower, as they relate to the Ginnie Mae MSRs, to make copies thereof or extracts therefrom, all at such reasonable times and during regular business hours of the Borrower (as applicable). The Administrative Agent may perform the functions set forth above no more than once per year for the Borrower, or at any time following (x) an Event of Default or (y) following delivery by the Servicing Diligence Agent to the Administrative Agent of notice that any material adverse effect with respect to the Portfolio is reasonably likely to occur, in either case, at the Administrative Agent’s determination, and under any circumstance, at the cost and expense of the Borrower. Such representatives or independent contractors shall use commercially reasonable efforts to avoid interruption of the normal business operations of the Borrower. Notwithstanding anything to the contrary in this Section 5.1(j), (A) the Borrower will not be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or nonfinancial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding confidentiality agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product and (B) so long as an Event of Default has not occurred, the Borrower shall have the opportunity to participate in any discussions with the Borrower’s independent accountants.
(k)Existence and Rights; Compliance with Laws; Agency Approvals. The Borrower shall preserve and keep in full force and effect its limited liability company existence, and any material rights, permits, patents, franchises, licenses, approvals and qualifications required for it to conduct its business activities. The Borrower shall comply with all Applicable Laws except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain its status with Ginnie Mae as an approved seller/servicer, and shall be in good standing with Ginnie Mae in accordance with Applicable Law and all rules, policies, procedures and standards of Ginnie Mae (collectively, “Agency Approvals”). The Borrower shall service all Ginnie Mae MSRs in accordance with the Ginnie Mae Agency Guide in all material respects. Should the Borrower, (A) receive written notice of any default or notice of termination of servicing for cause under the Ginnie Mae Servicing Contract, or (B) for any reason, cease to possess all such applicable Agency Approvals, or should notification to Ginnie Mae or to HUD, FHA or VA as described in Section 4.1(aa) be required, the Borrower shall so notify Administrative Agent in writing within three (3) Business Days. Notwithstanding the preceding sentence, the Borrower shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Agreement.
(l)Taxes. The Borrower shall and shall cause each of its Subsidiaries to duly and timely file or cause to be duly and timely filed, all federal, state, provincial, territorial, foreign and other income Tax returns and all other material tax returns required to be filed under Applicable Law, and shall pay when due all Taxes imposed upon it or any of its respective properties or which it is required to withhold and pay over, and provide evidence of such payment to the Administrative Agent if requested; provided that neither the Borrower nor any Subsidiary shall be required to pay any such Tax that is being contested in good faith by proper actions diligently conducted if (i) it has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) in the case of a Tax that has or may become a Lien that is not a Lien permitted hereunder against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax.
(m)Maintenance of Properties. The Borrower shall ensure that its material properties and equipment used or useful in its business in whosoever’s possession they may be, are kept in reasonably good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, in each case, to the extent and in the manner customary for companies in similar businesses.
(n)Trigger Event Asset Sale. The Borrower shall, within [***] notify the Administrative Agent in the event that it has voluntarily relinquished or delivered notice of its intent to sell or transfer Ginnie Mae Servicing Contract rights constituting more than [***] of the aggregate Ginnie Mae Servicing Contract rights of the Borrower with respect to Ginnie Mae, in each case without the Administrative Agent’s prior express written consent.
(o)Termination of Servicing Notice. The Borrower shall give notice to the Administrative Agent promptly but not later than [***] after receipt of notice or knowledge by a Responsible Officer of (i) any default, notice of termination of servicing for cause or notice of any other matter materially and adversely affecting the Ginnie Mae MSRs under the Ginnie Mae Servicing Contract or other servicing contract regardless of whether such agreement or the rights thereunder constitute “Ginnie Mae MSRs” hereunder or (ii) any resignation of servicing, termination of servicing or notice of resignation of or termination of servicing, under the Ginnie Mae Servicing Contract or other servicing contract regardless of whether such agreement or the rights thereunder constitute “Ginnie Mae MSRs” hereunder, or of Borrower’s inability to comply with the eligibility requirements for maintaining all applicable approvals to HUD, FHA, or VA.
(p)Servicing. The Borrower shall maintain adequate financial standing, facilities, procedures and experienced personnel necessary for the prudent oversight of subservicers to ensure the sound servicing of mortgage loans of the same types as may from time to time constitute Ginnie Mae Mortgage Loans and in accordance, in all material respects, with Accepted Servicing Practices and the terms of the Ginnie Mae Servicing Contract.
(q)Quality Control. Borrower shall maintain an internal quality control program that tests, on a regular basis, the existence and accuracy of legal documents, credit documents, property appraisals, and underwriting decisions related to the origination, underwriting and servicing of the Ginnie Mae Mortgage Loans. Such program shall seek to evaluate and monitor the overall quality of the Borrower’s underwriting and servicing activities. Such program shall guard against (i) dishonest, fraudulent, or negligent acts; and (ii) errors and omissions by officers, employees, or other authorized persons.
(r)Insurance. The Borrower shall maintain or cause to be maintained, at its own expense, insurance coverage as is customary, reasonable and prudent in light of the size and nature of the Borrower’s and its Subsidiaries’ business as of any date after the Closing Date. The Borrower shall be deemed to have complied with this provision if one of its Affiliates has such policy coverage and, by the terms of any such policies, the coverage afforded thereunder extends to the Borrower. Upon the request of the Administrative Agent at any time subsequent to the Closing Date, the Borrower shall cause to be delivered to the Administrative Agent, a certification evidencing the Borrower’s coverage under any such policies.
(s)Monthly Report. No later than the [***] prior to each Monthly Payment Date, the Borrower shall deliver to the Administrative Agent (and promptly at the written request of Ginnie Mae, to Ginnie Mae) a report in form and substance satisfactory to the Administrative Agent (the “Monthly Report”) which shall contain details and schedules agreed upon by the Borrower and the Administrative Agent prior to the Closing Date (as may be amended from time to time by the Borrower and the Administrative Agent).
(t)Hedging Policy. The Borrower has implemented an interest rate hedging policy for the purpose of evaluating when it may be appropriate to implement a hedging strategy which would seek to provide providing protection against fluctuations in interest rates and the Borrower will maintain such hedging policy during the term of this Agreement.
(u)Subservicing. (i) The Borrower will enforce each Approved Subservicing Agreement in accordance with the terms thereof and keep such Approved Subservicing Agreement in full force and effect. The Borrower shall perform its obligations under each

Approved Subservicing Agreement and shall not default under such Approved Subservicing Agreement.
(ii) The Borrower shall promptly provide to the Administrative Agent copies of any material notice delivered or received under any Approved Subservicing Agreement, including notice of the occurrence of any event of default under or breach of such Approved Subservicing Agreement. The Borrower will promptly deliver to the Administrative Agent a copy of every supplement, amendment, restatement, modification or waiver of any Approved Subservicing Agreements promptly (and in no event later than [***]) after the same shall become effective.
(iii)     The Borrower shall not, without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld or delayed: (i) cancel or terminate any Approved Subservicing Agreement (other than as required by Ginnie Mae); or (ii) supplement, amend, restate, modify or waive of any term or condition any Approved Subservicing Agreement (other than as required by Ginnie Mae) that could not reasonably be expected to (x) result in an increase in the subservicing fees payable to such Approved Subservicer in an aggregate cumulative amount of [***] or more during the term of this Agreement or (y) be adverse to the Administrative Agent or any Lender. Notwithstanding the foregoing, the Borrower may terminate any Approved Subservicer with respect to any or all of the Ginnie Mae Mortgage Loans or transfer subservicing from any Approved Subservicer with respect to any or all of the Ginnie Mae Mortgage Loans subserviced by such Approved Subservicer without the consent of the Administrative Agent provided that such subservicing is transferred to another Approved Subservicer under an Approved Subservicing Agreement.
(iv)    The Borrower shall not waive any default under, or breach of, any Approved Subservicing Agreement in a manner that is adverse to the Administrative Agent or any Lender. During the existence of an event of default or servicer termination event (however defined) under any Subservicing Agreement, the Borrower may, with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed), and at the direction of the Administrative Agent, shall, in any case subject to the terms of the Acknowledgment Agreement and Ginnie Mae Servicing Contract, terminate such subservicer as a servicer of Ginnie Mae Mortgage Loans in accordance with such Subservicing Agreement and transfer such servicing to another Approved Subservicer. The Borrower shall be responsible for any costs and expenses of such termination.
Section 5.2    Negative Covenants. The Borrower covenants and agrees that, until Payment in Full:
(a)Liens. The Borrower shall not or create or suffer to exist any Lien upon or with respect to, the Collateral other than any Lien on Collateral that constitutes a Permitted Lien.
(b)Dividends, Etc. The Borrower shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of the Borrower’s Equity Interests, or purchase, redeem or otherwise acquire for value any of its Equity Interests or any rights or options to acquire any such interest, (i) if any Potential Event of

Default or Event of Default exists or will exist after giving effect thereto or (ii) if after giving effect thereto, the Borrower would not be in compliance with the Financial Covenants on a pro forma basis.
(c)Prohibition of Fundamental Changes. The Borrower shall not (i) merge or consolidate or amalgamate, or Divide, liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) unless (x) such merger, consolidation or amalgamation does not result in a Change of Control or (y) the Borrower (as applicable) is the sole surviving entity of such merger, consolidation or amalgamation, or (ii) sell all or substantially all of its assets.
(d)Material Change in Business. The Borrower shall not make any material change in the nature of its business as carried on at the Closing Date and business activities that are reasonably related, ancillary or complementary thereto or reasonable developments or extensions thereof.
(e)Change in Organizational Documents. The Borrower shall not amend, modify or otherwise change any of its organizational documents in any respect that could be materially adverse to the Administrative Agent or the Lenders or could have a Material Adverse Effect; provided that, the Borrower shall deliver written notice to the Administrative Agent within ten (10) days of any material amendment to its organizational documents.
(f)Transactions with Affiliates. The Borrower shall not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions contemplated by the Transaction Documents, (ii) any other transactions (including the lease of office space or computer equipment or software by the Borrower from an Affiliate and the sharing of employees and employee resources and benefits) (w) in the ordinary course of business or as otherwise permitted hereunder, (x) pursuant to the reasonable requirements and purposes of the Borrower’s business, (y) upon fair and reasonable terms (and, to the extent material, pursuant to written agreements) that are consistent with market terms for any such transaction and (z) permitted by Sections 5.2(a), (b), (c) or (d), (iii) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Borrower and their respective directors, officers, employees in the ordinary course of business and (iv) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower to the extent attributable to the ownership or operation of the Borrower.
(g)Sale and Lease-Backs. The Borrower shall not enter into any arrangement, directly or indirectly, with any Person whereby the Borrower shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred if any Potential Event of Default or Event of Default exists or will exist after giving effect thereto (including that no Borrowing Base Deficiency or Funding Base Deficiency shall have occurred and be continuing at such time).

(h)Amendments to Transaction Documents. The Borrower shall not amend, modify, supplement or otherwise change, waive or grant any consent in respect of any of the terms or provisions of any Transaction Document or the Acknowledgment Agreement other than amendments, modifications, supplements or other changes made in accordance with the terms of the applicable Transaction Document or the Acknowledgment Agreement.
(i)Fiscal Year. The Borrower shall not change its fiscal year-end from December 31 or change its method of determining fiscal quarters.
(j)Collection Account. The Borrower shall not (i) close the Collection Account, (ii) permit any property that is not Collateral to be deposited in the Collection Account, or (iii) after the end of the Availability Period, or the occurrence and during the continuation of an Event of Default, (A) permit any Collections or other amounts received with respect to the Ginnie Mae MSRs to be deposited into an account other than the Collection Account free and clear of all Ginnie Mae rights and other restrictions on transfer under the Ginnie Mae guidelines or (B) withdraw funds from the Collection Account for any purpose without the Administrative Agent’s consent. Notwithstanding the foregoing, after the end of the Availability Period and after the occurrence and during the continuation of an Event of Default, the Borrower will not be required to deposit all or any portion of the Base Servicing Fee into the Collection Account.
(k)Assignments. The Borrower shall not sell, assign, transfer or otherwise Dispose of, any of the Ginnie Mae MSRs or any interest therein, other than Dispositions of the Ginnie Mae MSRs (i) resulting from the payoff of the related Ginnie Mae Mortgage Loans, (ii) as required by Ginnie Mae, or (iii) in accordance with the Transaction Documents and the Acknowledgment Agreement.
Notwithstanding the foregoing, the Borrower shall have the right to sell, assign or otherwise transfer to any Person (A) any and all Ginnie Mae Mortgage Loans on a “servicing-released” basis and after giving effect thereto (x) the servicing rights related thereto shall not be Ginnie Mae MSRs, and (y) the servicing and other rights related thereto shall in no event be included as Collateral or in a Portfolio or be subject to the Liens of the Administrative Agent; (B) the servicing rights related to any and all Ginnie Mae Mortgage Loans (and the servicing rights thereto shall not be Ginnie Mae MSRs and shall in no event be included as Collateral or be subject to the Liens of the Administrative Agent), to the extent such transaction is a voluntary partial cancellation of the Ginnie Mae Servicing Contract pertaining to delinquent Ginnie Mae Mortgage Loans; and (C) Ginnie Mae MSRs, so long as, in each case (x) no Borrowing Base Deficiency, Potential Event of Default or Event of Default then exists or would exist after giving pro forma effect thereto and (y) the net cash proceeds thereof are first applied to prepay the Advances in accordance with Section 2.10; provided that (1) such Disposition is for fair market value, (2) such Disposition is on terms that are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a bona fide third party and (3) a Responsible Officer of the Borrower shall certify that the foregoing conditions described in clauses (1) and (2) shall be satisfied after giving effect to such conveyance, together with a pro forma Borrowing Base Certificate giving effect to such sale.

(l)Investments. The Borrower shall not enter into any new Investments in the event that (i) a Borrowing Base Deficiency has occurred and is continuing or (ii) a Potential Event of Default or an Event of Default has occurred and is continuing would occur after giving effect to such new Investment.
(m)Modification of the Servicing Contract. Unless required by Ginnie Mae or to the extent necessary to maintain Agency Approvals, the Borrower shall not consent with respect to the Ginnie Mae Servicing Contract related to any Ginnie Mae MSRs to amend, modify, waive any provision of or otherwise change the Ginnie Mae Servicing Contract or enter into any new Ginnie Mae Servicing Contract related to any Ginnie Mae MSRs, except any such amendments, modifications, waivers or changes or any such new agreements or arrangements that could not reasonably be expected, individually or in the aggregate, to materially and adversely affect the Collateral or the Administrative Agent’s interest therein or result in a Material Adverse Effect.
(n)No Subservicing. The Borrower shall not permit any of the Ginnie Mae MSRs to be subject to any servicing contract or subservicing arrangement, unless such contract or arrangement is (i) permitted by the Ginnie Mae Servicing Contract, (ii) with an Approved Subservicer pursuant to an Approved Subservicing Agreement and (iii) has been consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).
(o)Negative Pledge on Servicing Receivables. The Borrower shall not enter into any Servicing Advance Facility with respect to any Servicing Receivables related to Ginnie Mae Mortgage Loans, or grant or permit to exist any Lien upon any Servicing Receivables related to Ginnie Mae Mortgage Loans.
ARTICLE VI

EVENTS OF DEFAULT
Section 6.1    Events of Default. The occurrence of any of the following specified events shall constitute an event of default under this Agreement, subject to any applicable grace periods set forth in this Section (each, an “Event of Default”):
(a)Non-Payment. The Borrower shall fail to (i) make any required payment of principal, interest or Fee when due hereunder and such failure remains unremedied for a period of [***] after the earlier of (x) written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender or (y) the date upon which a Responsible Officer of the Borrower obtained actual knowledge of such failure or (ii) make any required payment of any other fee or other amount payable hereunder or under any other Transaction Document when due and such failure remains unremedied for a period of [***] after the earlier of (x) written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender or (y) the date upon which a Responsible Officer of the Borrower obtained actual knowledge of such failure.

(b)Representations. Any representation or warranty made or deemed made by any of the Borrower herein or in any other Transaction Document or the Acknowledgment Agreement (after giving effect to any qualification as to materiality set forth therein, if any) shall prove to have been false and misleading when made or any Monthly Report or Compliance Certificate delivered hereunder shall prove to have been false and misleading in any material respect when made (other than the representations and warranties set forth in Section 4.1(bb) which shall be considered solely for the purpose of determining the Administrative Agent MSR Value of the Eligible MSR Collateral, unless the Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made); provided that the failure of any representation or warranty to be true when made will not constitute an Event of Default if (i) such failure is capable of being cured, (ii) such representation, warranty or statement was not known to be untrue when made, (iii) the events or circumstances giving rise to such misrepresentation are altered so as to make such representation, warranty or statement true by the date that is thirty (30) or more days after the date on which a Responsible Officer of the Borrower obtains notice or knowledge thereof and (iv) such failure has not had and would not be reasonably be expected to have during such period a Material Adverse Effect.
(c)Covenants. (i) The Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(a), 5.1(e), 5.1(k) (with respect to the existence of the Borrower) or Section 5.2 or (ii) except as set forth in clause (i), the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Transaction Document or the Acknowledgment Agreement, and, such failure shall continue unremedied for thirty (30) days after the earlier of (x) a written notice of such failure shall have been given to the Borrower by the Administrative Agent or any Lender or (y) the date upon which a Responsible Officer of the Borrower obtained knowledge of such failure.
(d)Insolvency Event. An Insolvency Event shall have occurred with respect to the Borrower.
(e)Security Interest. The Administrative Agent, for the benefit of the Secured Parties, ceases to have a first priority perfected security interest in any portion of the MSR Collateral or a perfected security interest (of the applicable priority) in any other portion of the Collateral.
(f)Judgments. There shall remain in force, undischarged, unsatisfied, unbonded and unstayed for more than thirty (30) consecutive days, or, if a stay of execution is procured, thirty (30) days from the date such stay is lifted, any final non-appealable monetary judgment against the Borrower in excess of [***] over and above the amount of insurance coverage available from a financially sound insurer that has not denied coverage.
(g)1940 Act. The Borrower becomes, or becomes Controlled by, an entity required to register as an “investment company” under the 1940 Act.

(h)Tax Event. The Borrower shall become taxable as an entity other than as it is presently taxable and as a result thereof, a Material Adverse Effect shall occur.
(i)Change of Control. The occurrence of a Change of Control without the Administrative Agent’s prior written consent.
(j)Cross Default. (i) The Borrower or any of its Subsidiaries shall default under, or fail to perform as required under, or shall otherwise breach (after expiration of all applicable grace periods) the terms of any instrument, agreement or contract involving outstanding unpaid obligations of [***] or more owing by any such Person to a Lender or any of a Lender’s affiliates (including, for the avoidance of doubt, with respect to the Portfolio Hedges and any other derivatives contracts to which such Person is a party); (ii) the failure of the Borrower to make any payment when due (after expiration of all applicable grace periods) on any Indebtedness of the Borrower having an aggregate principal amount outstanding of [***] or more (each, a “Material Debt Facility”) or (iii) the occurrence of any other “event of default” under any Material Debt Facility.
(k)Servicing. Greater than (i) [***] of the Borrower’s servicing portfolio consisting of Ginnie Mae mortgage loans is seized or terminated in any single event or series of events arising from the same or substantially similar circumstances or occurrences, or (ii) at any one time, [***] of the aggregate Ginnie Mae MSRs shall have been subject to an unresolved mandatory repurchase for a period of more than 30 calendar days.
(l)Transaction Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Transaction Document or the Acknowledgment Agreement ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or Payment in Full) or shall be declared null and void, in each case for any reason other than the failure of the Administrative Agent or any Secured Party to take any action within its control or (ii) the Borrower shall contest the validity or enforceability of any Transaction Document or the Acknowledgment Agreement in writing or deny in writing that it has any further liability under any Transaction Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by this Agreement or any other Transaction Document or the Acknowledgment Agreement;
(m)Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of the Borrower or any of its Affiliates, or shall have taken any action to displace the management of the Borrower or any of its Affiliates or to curtail its authority in the conduct of the business of the Borrower or any of its Affiliates, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Borrower or any of its Affiliates as an issuer, buyer or a seller/servicer of Ginnie Mae Mortgage Loans or securities backed thereby.
(n)Material Adverse Effect; Material Impairment. Any Material Adverse Effect shall occur, in each case as determined by Administrative Agent in its reasonable discretion, or any other condition shall exist which, in Administrative Agent’s reasonable discretion, constitutes a material impairment of Borrower’s ability to perform its obligations under this Agreement or any other Transaction Document.
(o)Approved Mortgagee; Approved Servicer.
(i)The Borrower ceases to be:
(A)a HUD approved mortgagee pursuant to Section 203 of the NHA or
(B)a Ginnie Mae approved issuer, an FHA approved mortgagee or a VA approved lender;
(ii)HUD, FHA, VA, Ginnie Mae, as applicable, suspends, rescinds, halts, eliminates, withdraws, annuls, repeals, voids or terminates the status of the Borrower as either (A) a HUD approved mortgagee pursuant to Section 203 of the NHA or an FHA approved mortgagee pursuant to the NHA, (B) a VA approved lender or (C)  a Ginnie Mae approved issuer.
(iii)The Borrower receives a written notice that HUD, FHA or VA intends to take such action set forth in clauses (i) or (ii) above and such notice has not been revoked or withdrawn within fourteen (14) days.
(iv)As distinct from and in addition to any loss of approval or actions taken by HUD, FHA, VA, or Ginnie Mae, as applicable, described in (i)-(iii), the occurrence of a Servicer Termination Event that has not been cured by the thirtieth (30th) day following the occurrence of such Servicer Termination Event.
(p)Fraud; Violation of Requirements. (i) The Borrower engages or has engaged in fraud or other reckless or intentional wrongdoing in connection herewith or any other Transaction Document, or any document submitted pursuant thereto or otherwise in connection with any mortgage-backed securitization, or in connection with any federal mortgage insurance or loan guaranty program, or other federal program related to any of the Ginnie Mae Mortgage Loans; or (ii) Borrower has used any payments, collections, recoveries or other funds pertaining in any way to the Ginnie Mae Mortgage Loans in violation of the requirements of the Ginnie Mae Servicing Contract.
(q)Change to the Servicing Contract. Any change to or default under the Ginnie Mae Servicing Contract that would result in a Material Adverse Effect on the Borrower.
(r)Servicing Portfolio. (i) The Portfolio Delinquency Rate with respect to any three-month period for its Ginnie Mae servicing portfolios exceeds [***] or (ii) the two year “compare ratio” assigned to the Borrower by FHA under its “Neighborhood Watch” program exceeds [***].

Section 6.2    Remedies. (a) If any Event of Default shall then be continuing, the Administrative Agent may, in its discretion or shall, upon the written request of the Majority Lenders, by written notice to the Borrower and the Lenders, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower in any manner permitted under Applicable Law, declare the principal of and any accrued interest in respect of all Advances and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;
provided further, that (1) upon the occurrence of any Event of Default described in Section 6.1(d), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) the Majority Lenders, upon notice to the Borrower by the Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower: (I) the unpaid principal amount of and accrued interest on the Advances, and (II) all other Obligations; and (B) the Administrative Agent may enforce any and all Liens and security interests created pursuant to this Agreement and any other Transaction Document, subject to the Ginnie Mae Requirements. The Administrative Agent agrees that it shall not issue a Shifting Control Notice unless an Event of Default shall have occurred and be continuing at the time such Shifting Control Notice is issued.
(s)Without limiting the foregoing, upon any acceleration of the Obligations pursuant to this Section 6.2, the Administrative Agent, in addition to all other rights and remedies under this Agreement and subject in all respects to the terms and conditions of the Acknowledgment Agreement or otherwise, shall have all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative. The Borrower agrees, upon the occurrence and during the continuation of an Event of Default and upon notice from the Administrative Agent, to assemble, at its expense, all of the Collateral that is in its possession (whether by return, repossession, or otherwise) at a place designated by the Administrative Agent. All costs incurred by the Administrative Agent in the collection of all Obligations, and the enforcement of its rights hereunder, including reasonable attorneys’ fees and reasonable legal expenses, shall be paid by the Borrower. Upon the occurrence of any Event of Default, the Administrative Agent may, and is hereby authorized to notify each Approved Subservicer to remit all Collections related to any Ginnie Mae Mortgage Loans directly to the Collection Account and to take any other actions permitted pursuant to the related Servicer Acknowledgment Agreement, including directing the Approved Subservicer to transfer the servicing of any or all Ginnie Mae Mortgage Loans to a successor servicer or subservicer in accordance with the Acknowledgment Agreement and the Ginnie Mae Servicing Contract. The Borrower will provide any assistance and take any actions reasonably necessary to effectuate such actions. Without limiting the foregoing, upon the occurrence of an Event of Default and the acceleration of the Advances pursuant to this Section 6.2, the Administrative Agent may, to the fullest extent permitted by Applicable Law (and subject to any Applicable Law), without notice, advertisement, hearing or process of law of any kind, subject to the terms and provisions of the Acknowledgment Agreement, (i) enter any premises, without breach of the peace, where any of the Collateral which is in the possession of the Borrower (whether by return, repossession, or otherwise) may be located and take possession of and remove such Collateral, (ii) sell any or all of such Collateral, free of all rights and claims of the Borrower therein and thereto, at any public or private sale, and (iii) bid for and purchase any or all of such Collateral at any such sale. Any such sale shall be conducted in a commercially reasonable manner and in accordance with Applicable Law. The Borrower hereby expressly waives, to the fullest extent permitted by Applicable Law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Administrative Agent of any of its rights and remedies upon the occurrence of an Event of Default. The Administrative Agent and each Lender shall have the right (but not the obligation) to bid for and purchase any or all Collateral at any public or private sale. The Borrower hereby agrees that in any sale of any of the Collateral, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority, and the Borrower further agree that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner. The Administrative Agent shall not be liable for any sale, private or public, conducted in accordance with this Section 6.2(b).
(t)Notwithstanding anything to the contrary contained herein or in any Transaction Document, upon the occurrence and continuance of an Event of Default, if the Borrower or any of its Affiliates (each such entity, a “Borrower Entity”) owes any obligation to the Administrative Agent, GS&Co. or any affiliate thereof, including in its capacity as lender or Portfolio Hedge counterparty (each such entity, an “Administrative Agent Entity”), such Administrative Agent Entity may, without prior notice, aggregate, setoff and net: (i) any collateral pledged by any Borrower Entity to any Administrative Agent Entity or held or carried for any Borrower Entity by any Administrative Agent Entity; and (ii) any collateral required to be paid or returned by any Borrower Entity to any Administrative Agent Entity; provided, however, that the Borrower shall be notified of the foregoing promptly following such netting.
(u)Borrower hereby irrevocably instructs GS&Co., as a counterparty to Portfolio Hedge(s) that have been pledged as Collateral hereunder and in connection with the security interest granted therein pursuant to Section 2.15(a)(vi), to, in the event that an Event of Default has occurred and is continuing hereunder and amounts are due and owing to the Borrower pursuant to the terms of such Portfolio Hedge(s), including any payments in respect of the termination thereof, to remit any and all such amounts directly to the Administrative Agent, who shall apply such amounts to reduce the Borrower’s Obligation’s hereunder in accordance with Section 2.7. GS&Co. hereby acknowledges and agrees to the instruction made by Borrower.

(v)Borrower agrees that it shall instruct any counterparty to a Portfolio Hedge that has been pledged as Collateral hereunder and in connection with the security interest granted therein pursuant to Section 2.15(a)(vi), to, in the event that an Event of Default has occurred and is continuing hereunder and amounts are due and owing to the Borrower pursuant to the terms of such Portfolio Hedge(s), including any payments in respect of the termination thereof, remit any and all such amounts directly to the Administrative Agent, who shall apply such amounts to reduce the Obligation’s hereunder in accordance with Section 2.7. Borrower further agrees that they shall deliver evidence to the Administrative Agent that such instruction has been made on or prior to pledging such Portfolio Hedge as Collateral hereunder.
(w)The exercise of remedies under this Section 6.2 shall be subject to the terms and conditions of the Acknowledgment Agreement.
ARTICLE VII

THE ADMINISTRATIVE AGENT
Section 7.1    Appointment; Nature of Relationship. The Administrative Agent is appointed by the Lenders as the Administrative Agent hereunder and under each other Transaction Document and the Acknowledgment Agreement, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Transaction Documents and the Acknowledgment Agreement. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article VII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement, the other Transaction Documents and the Acknowledgment Agreement. In its capacity as the Lenders’ contractual representative, the Administrative Agent (a) does not assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of Section 9-102 of the UCC as in effect in the State of New York and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement, the other Transaction Documents and the Acknowledgment Agreement. Each of the Lenders agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives. The Administrative Agent shall deliver to any Lender any written information delivered by or on behalf of the Borrower to the Administrative Agent in connection with the transactions contemplated by this Agreement, the other Transaction Documents and the Acknowledgment Agreement promptly after any Lender’s reasonable request therefor.
Section 7.2    Powers. The Administrative Agent shall have and may exercise such powers under the Transaction Documents and the Acknowledgment Agreement as are specifically delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Transaction Documents or the Acknowledgment Agreement except any action specifically provided by the Transaction Documents or the Acknowledgment Agreement required to be taken by the Administrative Agent.
Section 7.3    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder, under any other Transaction Document or the Acknowledgment Agreement or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (a) the gross negligence or willful misconduct of such Person or (b) breach of contract by such Person with respect to the Transaction Documents or the Acknowledgment Agreement.
Section 7.4    No Responsibility for Advances, Creditworthiness, Collateral, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Transaction Document or the Acknowledgment Agreement or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Transaction Document or the Acknowledgment Agreement, (c) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered solely to the Administrative Agent, (d) the existence or possible existence of any Event of Default or (e) the validity, effectiveness or genuineness of any Transaction Document, the Acknowledgment Agreement or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein, in any of the other Transaction Documents or the Acknowledgment Agreement, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectability, or sufficiency of this Agreement, any of the other Transaction Documents or the Acknowledgment Agreement or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Affiliates.
Section 7.5    Action on Instruction of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Transaction Document or the Acknowledgment Agreement in accordance with written instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Loan Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Transaction Document and the Acknowledgment Agreement unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 7.6    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as the Administrative Agent hereunder, under any other Transaction Document and the Acknowledgment Agreement by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder, under any other Transaction Document and the Acknowledgment Agreement.
Section 7.7    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Loan Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
Section 7.8    The Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify (on a pro rata basis based upon their Applicable Percentage) the Administrative Agent (a) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Transaction Documents and the Acknowledgment Agreement, (b) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Transaction Documents and the Acknowledgment Agreement and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Transactions or the Transaction Documents, the Acknowledgment Agreement or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided, each Lender agrees to reimburse and indemnify the Administrative Agent for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Transactions or the Transaction Documents, the Acknowledgment Agreement or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents related to such Lender failing to maintain the confidentiality of any materials provided by the Servicing Diligence Agent and/or for taking any actions that cause the Administrative Agent to be liable to Ginnie Mae under the Acknowledgment Agreement; and provided further that in each case no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.

Section 7.9    Rights as a Lender. With respect to its Advances made by it and the Loan Notes issued to it, in its capacity as a Lender, the Administrative Agent shall have the same rights and powers hereunder, under any other Transaction Document and the Acknowledgment Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders”, as applicable, shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Transaction Document or the Acknowledgment Agreement, with the Borrower or any of its Affiliates in which such Person is not prohibited hereby from engaging with any other Person.
Section 7.10    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, the other Transaction Documents and the Acknowledgment Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, the other Transaction Documents and the Acknowledgment Agreement.
Section 7.11    Successor Agent. The Administrative Agent may resign at any time (including if the Administrative Agent is no longer a Lender) by giving written notice thereof to the Lenders, Ginnie Mae and the Borrower. The Administrative Agent may be removed at any time for cause by written notice received by the Administrative Agent from all of the other Lenders. Upon any such resignation or removal, the Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the exiting Administrative Agent’s giving notice of resignation or receipt of notice of removal, then the exiting Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent (but only if such successor is reasonably acceptable to each Lender) or petition a court of competent jurisdiction to appoint a successor Administrative Agent. After any exiting Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder, under the other Transaction Documents and the Acknowledgment Agreement.
Section 7.12    Transaction Documents. Each Lender authorizes the Administrative Agent to enter into each of the Transaction Documents to which it is a party and the Acknowledgment Agreement and each Lender authorizes the Administrative Agent to take all action contemplated by such documents in its capacity as Administrative Agent; provided that, with respect to the Servicing Diligence Agreement, each Lender hereunder shall execute and deliver a joinder or related agreement acknowledging acceptance of the terms thereof, on or prior to becoming a Lender hereunder. Each Lender agrees that no Lender shall have the right individually to seek to realize upon the security granted by any Transaction Document or the Acknowledgment Agreement or seek to enforce or have standing to exercise any remedy against Ginnie Mae directly, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Transaction Documents and the Acknowledgment Agreement. The Administrative Agent may, at the Lenders’ unanimous direction (in their sole discretion) and expense, at any time, have the Loan Notes rated by a rating agency. Any such rating shall not be a condition precedent to closing the credit facility set forth in this Agreement, nor shall any rating process or requests or any subsequent downgrade of any rating received impact the Borrower’s availability under the credit facility set forth in this Agreement. The Borrower shall provide reasonable assistance to obtain such rating.
Section 7.13    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Advances,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Aggregate Facility Limit and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Aggregate Facility Limit and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Aggregate Facility Limit and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Aggregate Facility Limit and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any of their respective affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Transaction Document or any documents related to hereto or thereto).
(c)The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Aggregate Facility Limit, this Agreement and any other Transaction Documents (ii) may recognize a gain if it extended the Advances or the Aggregate Facility Limit for an amount less than the amount being paid for an interest in the Advances or the Aggregate Facility Limit by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Transaction Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 7.14    Erroneous Payment.
(a)Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in any event no later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by Applicable Law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting the immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment, or (y) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, such Erroneous Payment was an error (and that such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) and to the extent permitted by Applicable Law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and in any event within one (1) Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in any event no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)Each Lender and the Borrower hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of or against such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
Each party’s obligations under this Section 7.14 shall survive the resignation or replacement of the Administrative Agent, the Maturity Date or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.
Section 7.15    Power of Attorney. Subject and subordinate in all respects to the rights, powers and prerogatives of Ginnie Mae under the Acknowledgment Agreement, Administrative Agent is hereby appointed the attorney-in-fact of the Borrower, with full power of substitution, for the purpose of carrying out the provisions of this Agreement, the other Transaction Documents and the Acknowledgment Agreement and taking any action and executing any agreements, documents or instruments that the Administrative Agent may deem necessary or advisable to accomplish the Transaction Documents’ and the Acknowledgment Agreement’s purposes, which appointment as attorney-in-fact is coupled with an interest and irrevocable for so long as any of the Obligations are outstanding and the Agreement has not terminated. The Administrative Agent agrees not to exercise its rights under this power of attorney unless an Event of Default has occurred and is continuing. Without limiting the generality of the foregoing, subject and subordinate in all respects to the rights, powers and prerogatives of Ginnie Mae under the Acknowledgment Agreement, the Administrative Agent shall have the right and power, either in the name of the Borrower or both, or in its own name, to (a) give notices of its security interest in the Collateral to any Person, (b) endorse in blank, to itself or to a nominee all items of Collateral that are transferable by endorsement and are payable to the order of the Borrower, including canceling, completing or supplying any unneeded, incomplete or missing endorsement of the Borrower and any related assignment, (c) receive, endorse, collect and receipt for all checks and other orders made payable to the order of the Borrower representing any payment of account of the principal of or interest on any Collateral or their proceeds (including any securities), or the proceeds of sale of any of the Collateral, or any payment in respect of any hedging arrangement or device, and to give full discharge for them, (d) make a transfer/engagement request on the servicer’s behalf or otherwise request that any Ginnie Mae MSRs be transferred to the Administrative Agent or to another servicer approved by Ginnie Mae and perform (without assuming or being deemed to have assumed any of the obligations of Borrower thereunder) all aspects of the Ginnie Mae Servicing Contract, (e) deal with investors and any and all subservicers and master servicers in respect of any of the Collateral in the same manner and with the same effect as if done by Borrower and (f) take any action and execute any instruments that Administrative Agent deems necessary or advisable to accomplish any of such purposes.
ARTICLE VIII
ACCOUNTS
Section 8.1    Collection Account.

(a)The Borrower shall establish and maintain or cause to be maintained at the Account Bank, a segregated non-interest bearing account titled “United Wholesale Mortgage, LLC in trust for Goldman Sachs Bank USA, as Administrative Agent – GNMA Collection Account”, which account has been established by the Borrower for the purpose of holding cash proceeds of the Ginnie Mae MSRs (including any Collections or other free and clear income from the Ginnie Mae MSRs related thereto, and as to proceeds from any Transfer of Servicing, as defined in the Acknowledgment Agreement) for the benefit of the Secured Parties (such account, the “Collection Account”), such account bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Secured Parties. The Collection Account shall be subject at all times to the Account Control Agreement and may not be a “zero balance” account.
(b)After the end of the Availability Period and following the occurrence and continuation of an Event of Default, the Borrower shall cause all Collections and other proceeds of Collateral to be remitted, free and clear of all Ginnie Mae rights and other restrictions on transfer under the Ginnie Mae guidelines, to the Collection Account no later than two (2) Business Days following receipt thereof. The Borrower may withdraw funds from the Collection Account in its discretion in the ordinary course of business, subject to the covenants set forth in Section 5.2(j). On each Monthly Payment Date after the end of the Availability Period and after the occurrence and during the continuation of an Event of Default, all amounts on deposit in the Collection Account shall be applied pursuant to Section 2.7(c) or (d), as applicable.
(c)Notwithstanding the foregoing, after the end of the Availability Period and after the occurrence and continuation of an Event of Default, the Borrower will not be required to deposit all or any portion of the Base Servicing Fee into the Collection Account.
ARTICLE IX

MISCELLANEOUS
Section 9.1    Survival. All representations and warranties made by the parties herein, all indemnification obligations and the confidentiality obligations under Section 9.16(c) and, to the extent required by Applicable Law, the other confidentiality obligations of the parties hereto shall survive, and shall continue in full force and effect, after the making and the repayment of the Advances hereunder and the termination of this Agreement.
Section 9.2    Amendments, Etc. (a) Neither this Agreement nor any other Transaction Document nor the Acknowledgment Agreement nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, as specifically provided in Section 2.11(d) or pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Majority Lenders, or (ii) in the case of any other Transaction Document the Acknowledgment Agreement, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrower, with (except in the case of the Administrative Agent Fee Letter) the consent of the Majority Lenders, provided no consent will be required with respect to any amendments unilaterally required by Ginnie Mae or; provided that no such agreement shall (A) reduce or forgive the principal amount of any Advance or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (B) postpone any scheduled date of payment of the principal amount of any Advance, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (C) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision of any Transaction Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender directly affected thereby, (D) change Section 9.7(b) without the written consent of each Lender, (E) release all or substantially all of the Collateral without the written consent of each Lender or (F) amend or modify the definition of “Borrowing Base” or any constituent term thereof in a manner that is adverse to the Lenders; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent (it being understood that any amendment to Section 9.7 shall require the consent of the Administrative Agent).
(d)The Administrative Agent may also amend Exhibit D to reflect assignments entered into pursuant to Section 9.8.
(e)The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Borrower on any Collateral (i) upon Payment in Full, (ii) constituting property being sold or Disposed of if the sale or Disposition is made in compliance with the terms of this Agreement, or (iii)  as required to effect any sale or other Disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VI. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Majority Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent. The parties hereto agree that the Administrative Agent shall be authorized to use the Agency Release.
(f)The Acknowledgment Agreement contains certain additional requirements with respect to amendments to this Agreement and the other Transaction Documents.
Section 9.3    Notices, Etc. All notices and other communications provided to any party hereunder shall be in writing and mailed or delivered by courier or facsimile at the address for such party set forth in Schedule 9.3 hereto or in the case of any party, at such address or other address as shall be designated by such party in a written notice to each of the other parties hereto. Notwithstanding the foregoing, (i) the Schedule of Collateral may be delivered by posting to a FTP site and (ii) each Monthly Report, any notice obligations required by Section 5.1(e), each Borrowing Base Certificate described in Section 2.4(a) and any funding request and other reporting may be delivered by electronic mail; provided that such electronic mail is sent by a Responsible Officer and each such Monthly Report or Borrowing Base Certificate is accompanied by an electronic reproduction of the signature of a Responsible Officer. All such notices and communications shall be effective, upon receipt; provided that notice by facsimile or email shall be effective upon electronic or telephonic confirmation of receipt from the recipient.
Section 9.4    No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under the Loan Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.5    Indemnification. The Borrower agrees to indemnify the Administrative Agent, each Lender, and their respective Related Parties (collectively, the “Indemnitees”) from, and to hold each of them harmless against, any and all actual liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee (collectively, “Losses”) in any way relating to or arising out, resulting from, or in connection with, the Transactions or any of the Transaction Documents or the Acknowledgment Agreement or any other agreement, document, instrument or transaction related thereto, the use of proceeds thereof, or the enforcement of any of the terms thereof or of any such other documents (including any claims relating to the origination or servicing of any Ginnie Mae Mortgage Loan or any related Mortgaged Property) and to reimburse each Indemnitee upon written demand therefor (together with reasonable back-up documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing for one counsel to such Indemnitees, taken as a whole, and, in the case of a conflict of interest, of one additional counsel to the affected Indemnitee(s) taken as a whole (and, if reasonably necessary, of one local counsel or one regulatory counsel in any material relevant jurisdiction); provided that the foregoing indemnity and reimbursement obligation will not, as to any Indemnitee, apply to (A) Losses to the extent they are found in a final non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith, gross negligence of such Indemnitee or a failure of such Indemnitee to perform in any material respect its obligations under this Agreement or (B) any settlement entered into by such Indemnitee without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed). This Section 9.5 shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax Proceeding. Each party to this Agreement waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any other party to this Agreement arising out of or relating to this Agreement or any other

Transaction Document any special, exemplary, indirect, punitive or consequential damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement).
Section 9.6    Costs, Expenses and Taxes. The Borrower agrees to pay all reasonable and documented costs and expenses in connection with the preparation, execution, delivery, filing, recording, administration, modification, amendment or waiver of this Agreement, the Loan Notes and the other documents to be delivered hereunder, including the reasonable and documented fees and out-of-pocket expenses of outside counsel for the Administrative Agent (limited to one primary counsel) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and the other Transaction Documents and the Acknowledgment Agreement. The Borrower further agrees to pay on demand all reasonable and documented out of pocket costs and expenses, if any (including reasonable counsel fees and expenses) (a) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Loan Notes, and the other documents to be delivered hereunder and (b) incurred by the Administrative Agent in connection with the transactions described herein and in the other Transaction Documents and the Acknowledgment Agreement (including in connection with diligence performed with respect to the Collateral), including in any case reasonable and documented counsel fees and out-of-pocket expenses in connection with the enforcement of rights under this Section 9.6 (including any reasonable and documented costs and out-of-pocket expenses incurred in connection with the transfer of servicing and servicing of any Ginnie Mae Mortgage Loans). Any amounts received by the Administrative Agent for the account of the Lenders under this Section 9.6 will be applied to the Lenders’ Obligations on a pro rata basis. In addition, the Borrower shall pay any and all Other Taxes and agrees to hold the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such Other Taxes.
Section 9.7    Right of Set-off; Ratable Payments; Relations Among Lenders. (a) Upon the occurrence and during the continuance of any Event of Default, each of the Administrative Agent and the Lenders are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Loan Notes, whether or not the Administrative Agent or such Lenders shall have made any demand under this Agreement or the Loan Notes and although such obligations may be unmatured. The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and the Lenders under this Section 9.7(a) are in addition to other rights and remedies (including other rights of set-off) which the Administrative Agent and the Lenders may have.

(g)If any Lender, whether by setoff or otherwise, has payment made to it upon its Advances in a greater proportion than that received by any other Lender, such other Lender agrees, promptly upon demand, to purchase a portion of the Advances held by the Lenders so that after such purchase each Lender will hold its ratable share of Advances. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon written demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
(h)Except with respect to the exercise of set-off rights of any Lender in accordance with Section 9.7(a), the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Transaction Document, without the prior written consent of the other Lenders or, as may be provided in this Agreement or the other Transaction Documents, at the direction of the Administrative Agent.
(i)Any amounts received by any Lender under this Section 9.7 will be applied to the Lenders’ Obligations on a pro rata basis.
(j)The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
Section 9.8    Binding Effect; Assignment.
(a)This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender, and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders, and any assignment by the Borrower in violation of this Section 9.8 shall be null and void.
(b)Any Lender may at any time, without the consent of the Administrative Agent, assign all or any portion of its rights under this Agreement and any Loan Note to a Federal Reserve Bank; provided that no such assignment or pledge shall release the transferor Lender from its obligations hereunder.
(c)Subject to the terms of the Acknowledgment Agreement, each Lender may assign to one or more banks or other entities all or any part or portion of its rights and obligations hereunder (including its Loan Notes or its Advances) with the prior written consent of (x) the Borrower (such consent not to be unreasonably withheld, conditioned, or delayed), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing and (y) the Administrative Agent; provided that
(i)each party to such assignment shall execute and deliver an Assignment and Assumption to the Administrative Agent, and
(ii)shall be to (x) a bank, other financial institution or lender which is reasonably acceptable to the Administrative Agent, (y) a “qualified institutional buyer”, as defined in Rule 144A under the Securities Act of 1933, as amended, reasonably acceptable to the Administrative Agent or (z) any other Person (other than the Borrower a natural Person or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural persons or any Affiliates of the foregoing) reasonably satisfactory to the Administrative Agent.
Upon, and to the extent of, any assignment (unless otherwise stated therein) made by any Lender hereunder, the assignee or purchaser of such assignment shall be a Lender hereunder for all purposes of this Agreement and shall have all the rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.14(g)) of a Lender hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register (the “Register”) for the recordation of the names and addresses of the Lenders and outstanding principal amounts (and accrued interest) of the Advances owing to each Lender pursuant to the terms hereof from time to time and any assignment of outstanding Advances. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
Any Lender may sell participation interests in its Advances and obligations hereunder (each such recipient of a participation a “Participant”); provided that after giving effect to the sale of such participation, such Lender’s obligations hereunder and rights to consent to any waiver hereunder or amendment hereof shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable to such Lender hereunder and all rights to consent to any waiver hereunder or amendment hereof shall be determined as if such Lender had not sold such participation interest, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender and not be obligated to deal with such participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the outstanding principal amounts (and accrued interest) of each Participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Advances or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Advances or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register. Each recipient of a participation shall, to the fullest extent permitted by law, have the same rights, benefits and obligations (including the obligation to provide documentation pursuant to Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)), hereunder with respect to the rights and benefits so participated as it would have if it were a Lender hereunder, except that no Participant shall be entitled to receive any greater payment under Sections 2.11 or 2.14 than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
Notwithstanding any other provision of this Agreement to the contrary, a Lender may pledge as collateral, or grant a security interest in, all or any portion of its rights in, to and under this Agreement to (i) a security trustee in connection with the funding by such Lender of Advances or (ii) a Federal Reserve Bank to secure obligations to such Federal Reserve Bank, in each case without the consent of the Borrower; provided that no such pledge or grant shall release such Lender from its obligations under this Agreement.
Section 9.9    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 9.10    Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK (NEW YORK COUNTY) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY

SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
Section 9.11    Waiver of Jury Trial. ALL PARTIES HEREUNDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PARTIES IN CONNECTION HEREWITH OR THEREWITH. ALL PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SIGNIFICANT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.
Section 9.12    Section Headings. All section headings are inserted for convenience of reference only and shall not affect any construction or interpretation of this Agreement.
Section 9.13    Tax Characterization. The parties hereto intend for the transactions effected hereunder to constitute indebtedness of the Borrower to the Lenders, secured by the Collateral, for U.S. federal income tax purposes.
Section 9.14    Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement. The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, 15 U.S.C. § 7001 et seq, Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999 and any applicable state law.  Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers with appropriate document access tracking, electronic signature tracking and document retention as may be approved by the Administrative Agent in its sole discretion.
Section 9.15    Limitations on Liability. None of the members, managers, general or limited partners, officers, employees, agents, shareholders, directors, Affiliates or holders of corporate interests of or in the Borrower shall be under any liability to the Administrative Agent or the Lenders, respectively, any of their successors or assigns, or any other Person for any action taken or for refraining from the taking of any action in such capacities or otherwise pursuant to this Agreement or for any obligation or covenant under this Agreement, it being understood that this Agreement and the obligations created hereunder shall be, to the fullest extent permitted under Applicable Law, with respect to the Borrower, solely the corporate obligations of the Borrower. The Borrower and any member, manager, partner, officer, employee, agent, shareholder, director, Affiliate or holder of a corporate interest of or in the Borrower, as applicable, may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (other than the Borrower) respecting any matters arising hereunder.
Section 9.16    Confidentiality.
(a)Notwithstanding anything in this Agreement to the contrary, the Administrative Agent and each Lender shall comply with all applicable local, state and federal laws, including all privacy and data protection law, rules and regulations that are applicable to the Collateral and/or any applicable terms of this Agreement (the “Confidential Information”). The Administrative Agent and each Lender understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and the Administrative Agent and each Lender agree to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Notwithstanding the foregoing, the Administrative Agent and the Lenders may disclose Confidential Information expressly for marketing purposes, as and to the extent permitted by the GLB Act. The Administrative Agent and each Lender shall implement such physical and other security measures as shall be necessary to (i) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of any Lender, the Administrative Agent or any Affiliate of the Administrative Agent which the Administrative Agent or any Lender holds, (ii) protect against any anticipated threats or hazards to the security and integrity of such nonpublic personal information, and (iii) protect against any unauthorized access to or use of such nonpublic personal information. The Administrative Agent and each Lender each represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the GLB Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. The Administrative Agent shall notify the Borrower promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the Borrower or any Affiliate of the Borrower.
(b)Additionally, notwithstanding anything else in this Agreement, the Administrative Agent and the Lenders shall keep the Borrower’s financial statements and other confidential or proprietary information provided by the Borrower in connection with this Agreement or any other Transaction Document confidential and shall not disclose such financial statements or other such information to any other party without the prior written consent of the Borrower, except that the Administrative Agent or the Lenders may disclose such information (i) to its Affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders (including any assignee and Participant) or representatives (collectively, the

“Recipients”) who have a need to know such information for purposes of this Agreement or any Transaction Document and have been advised of the confidential nature of such information, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through Administrative Agent, the Lenders or the Recipients, (iii) to the extent such information was available to the Administrative Agent or the Lenders on a non-confidential basis prior to its disclosure to the Administrative Agent or the Lenders hereunder, (iv) to the extent expressly permitted by this Agreement or (v)  to the extent the Administrative Agent or a Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that in the case of clause (v)(A) above, the Administrative Agent or the applicable Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Borrower of its intention to make any such disclosure prior to making any such disclosure.
(c)Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Documents or the Acknowledgment Agreement, (i) the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment and (ii) the Borrower may not disclose the Fee Letters, any pricing terms or other nonpublic business or financial information (including the Financial Covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Administrative Agent.
Section 9.17    Merger. This Agreement, the exhibits and schedules hereto, the other Transaction Documents, the Acknowledgment Agreement and the agreements, documents and instruments to be executed and delivered in connection herewith and therewith contain the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all other prior or contemporaneous oral communications (including, for avoidance of doubt, communications in connection with the preparation of this Agreement and the other Transaction Documents and the Acknowledgment Agreement) and agreements, and all prior written communications (including, for avoidance of doubt, written drafts of this Agreement and the other Transaction Documents and the Acknowledgment Agreement) and agreements, with respect to the subject matter hereof are merged herein and superseded.
Section 9.18    Lien Release. When any portion of the Collateral is transferred as permitted by the terms hereof, the security interest in and the Lien on such Collateral shall automatically be released, and the Secured Parties will no longer have any security interest in, lien on, or claim against such Collateral. The Administrative Agent agrees, at the cost and expense of the Borrower, to file termination statements, notices of termination and take all other action reasonably requested by the Borrower (at the Borrower’s expense) to evidence such release.
Section 9.19    Customer Identification - USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Administrative Agent’s and each Lender’s policies and practices, the Administrative Agent and the Lenders are required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Administrative Agent or such Lender to identify the Borrower in accordance with the Patriot Act.
Section 9.20    Administrative Agent Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations. In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to funding of terrorist activities and money laundering, the Administrative Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Administrative Agent. Accordingly, each of the parties agrees to provide to the Administrative Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Administrative Agent to comply with such laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including the USA Patriot Act and any other laws relating to funding of terrorist activities and money laundering.
Section 9.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
ARTICLE Ia reduction in full or in part or cancellation of any such liability;
(i)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(ii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Derivative Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Illinois and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
UNITED WHOLESALE MORTGAGE, LLC, as Borrower

By:_____
Name:
Title:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Name:
Title:

GOLDMAN SACHS BANK USA, as a Lender

By:
Name:
Title:

Acknowledged and agreed for purposes
of Section 2.15(c) and 6.2(c) and (d) hereof:

GOLDMAN SACHS & CO. LLC

By:
Name:
Title:

EXHIBIT B
Form of Loan Note
LOAN NOTE
     [●], 202[_]
New York, New York

THE HOLDER OF THIS NOTE SHALL BE (I) SUBJECT TO, AND BY ACCEPTANCE OF SUCH LOAN NOTE RATIFIES AND REAFFIRMS, THE PROVISIONS CONTAINED IN THE CREDIT AGREEMENT (AS DEFINED BELOW), AND (II) SUBORDINATE TO (A) ALL RIGHTS, POWERS AND PREROGATIVES OF GINNIE MAE; AND (B) CLAIMS OF GINNIE MAE ARISING OUT OF ANY AND ALL DEFAULTS UNDER THE GINNIE MAE SERVICING CONTRACT, AND OUTSTANDING PREROGATIVES OF GINNIE MAE, ALL AS MORE PARTICULARLY SET FORTH IN THE ACKNOWLEDGMENT AGREEMENTS AND THE CREDIT AGREEMENT.
THE RIGHTS, POWERS AND PREROGATIVES OF GINNIE MAE INCLUDE THE RIGHT OF GINNIE MAE TO DISQUALIFY (IN WHOLE OR IN PART) THE BORROWER FROM PARTICIPATING IN A MORTGAGE SELLING OR SERVICING PROGRAM OR A SECURITIES GUARANTY PROGRAM WITH GINNIE MAE; THE RIGHT TO TERMINATE (IN WHOLE OR IN PART) SERVICING CONTRACT RIGHTS OF THE BORROWER RELATING TO SUCH MORTGAGE SELLING OR SERVICING PROGRAM OR SECURITIES GUARANTY PROGRAM; AND THE RIGHT TO TRANSFER AND SELL ALL OR ANY PORTION OF THE GINNIE MAE SERVICING CONTRACT RIGHTS FOLLOWING THE TERMINATION OF THOSE RIGHTS.
NO LOAN NOTE MAY BE TRANSFERRED EXCEPT IN STRICT COMPLIANCE WITH THE RESTRICTIONS ON ASSIGNMENTS, AND SUBJECT TO THE LIMITATIONS, SET FORTH IN SECTION 9.8 OF THE CREDIT AGREEMENT. PARTICIPATIONS IN ANY LOAN NOTE MAY ONLY BE CONVEYED IN STRICT COMPLIANCE WITH, AND SUBJECT TO THE LIMITATIONS SET FORTH IN, SECTION 9.8 OF THE CREDIT AGREEMENT. ANY PURPORTED TRANSFER OF ANY LOAN NOTE OR ANY BENEFICIAL INTERESTS THEREIN THAT IS IN BREACH, AT THE TIME MADE, OF ANY TRANSFER RESTRICTIONS SET FORTH IN THE CREDIT AGREEMENT IS VOID AB INITIO.
Reference is made to that certain Credit Agreement, dated as of March 20, 2023 (as may be amended from time to time, the “Credit Agreement”), by and among United Wholesale Mortgage, LLC (the “Borrower”), Goldman Sachs Bank USA, as administrative agent for the Lenders that may become parties thereto (the “Administrative Agent”), and the Lenders. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower hereby promises to pay [●], as a Lender (the “Loan Note Holder”) on the Maturity Date or such earlier date as provided in the Credit Agreement (whether or not shown on Schedule I attached hereto (or such electronic counterpart)), in immediately available funds in lawful money of the United States the principal amount of up to $[●] or, if less, the aggregate unpaid principal amount of all Advances made by the Lenders to the Borrower pursuant to the Credit Agreement, together with all accrued but unpaid interest thereon.
The Borrower also agrees to pay interest in like money to the Loan Note Holder, on the unpaid principal amount of each such Advance from time to time from the date of each such Advance until payment in full thereof at the rate or rates and on the dates set forth in the Credit Agreement.
This Loan Note is one of the Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein and is secured by the Collateral including the Ginnie Mae MSRs.
In the event of any inconsistency between the provisions of this Loan Note and the provisions of the Credit Agreement, the Credit Agreement will prevail.
THIS LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS LOAN NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS LOAN NOTE, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR ANY LEGAL PROCESS WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS LOAN NOTE OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
ALL PARTIES HEREUNDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LOAN NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS

OF THE PARTIES IN CONNECTION HEREWITH OR THEREWITH. ALL PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SIGNIFICANT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS LOAN NOTE.
Subject to the terms of Section 9.8 of the Credit Agreement, this Loan Note may be transferred or assigned by the holder hereof at any time, subject to compliance with any Applicable Law. This Loan Note shall be binding upon the Borrower and shall inure to the benefit of the holder hereof and its successors and assigns. The obligations and liabilities of the Borrower hereunder may not be assigned to any Person without the prior written consent of the holder hereof. Any such assignment in violation of this paragraph shall be void and of no force or effect.
No Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that (i) all powers, rights and remedies under the Credit Agreement may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms of the Credit Agreement and all powers, rights and remedies under the Transaction Documents may be exercised solely by the Administrative Agent, (ii) in the event any notice is due from Ginnie Mae pursuant to the Acknowledgment Agreement or otherwise, Ginnie Mae shall be deemed to have complied to the extent the notice is provided to the Administrative Agent under the Acknowledgment Agreement; and the Lender, by its acceptance of this Loan Note, acknowledges and agrees that only the Administrative Agent will receive such notice and that no Lender has a right to require Ginnie Mae to send it a copy of such notice or otherwise communicate with it, and (iii) any disputes, claims or suits against Ginnie Mae arising out of or relating to the Credit Agreement or the Acknowledgment Agreement may be submitted and pursued only by the Administrative Agent and not by any Lender directly.
In the event of any dispute, claim or suit between the Lenders, the Borrower, and/or the Administrative Agent, on the one hand, and Ginnie Mae, on the other, including without limitation, any claim made or position taken by a Lender in a Borrower bankruptcy proceeding, the Lender, by acceptance of this Note, acknowledges and agrees that for all purposes of the Credit Agreement the Borrower and the Administrative Agent are the sole Persons with any right to deal with Ginnie Mae with respect to the Credit Agreement or the Acknowledgment Agreement.
Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.
[Signature page follows.]

IN WITNESS WHEREOF, this Loan Note has been duly executed and delivered on behalf of the Borrower by its duly authorized officer on the date and year first written above.
UNITED WHOLESALE MORTGAGE, LLC

By:
    Name:
    Title:

EXHIBIT D
Allocations

Lenders	Pro Rata Share
Goldman Sachs Bank USA	100%

    D-1